Exhibit 99.1

Sirius International Group, Ltd.

(formerly White Mountains Re Group. Ltd.)

Consolidated Financial Statements

For the years ended

December 31, 2011, 2010, and 2009

Sirius International Group, Ltd.

(formerly White Mountains Re Group, Ltd.)

Consolidated Financial Statements

For the years ended December 31, 2011, 2010, and 2009

Sirius International Group, Ltd.

(formerly White Mountains Re Group, Ltd.)

Consolidated Balance Sheets

Report of Independent Auditors

To the Board of Directors and Shareholders of Sirius International Group, Ltd.:

In our opinion, the accompanying consolidated balance sheets and the related consolidated statements of operations and comprehensive income, shareholders’ equity and cash flows present fairly, in all material respects, the financial position of Sirius International Group, Ltd. and its subsidiaries (the “Company”) at December 31, 2011 and December 31, 2010 and the results of their operations and their cash flows for each of the three years in the period ended December 31, 2011 in conformity with accounting principles generally accepted in the United States of America.  These financial statements are the responsibility of the Company’s management.  Our responsibility is to express an opinion on these financial statements based on our audits.  We conducted our audit in accordance with generally accepted auditing standards as established by the Auditing Standards Board (United States) and in accordance with the auditing standards of the Public Company Accounting Oversight Board (United States).  Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement.  An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation.  We believe that our audits provide a reasonable basis for our opinion.

/s/ PricewaterhouseCoopers LLP

New York, New York

April 2, 2012

2

Sirius International Group, Ltd.

(formerly White Mountains Re Group, Ltd.)

Consolidated Balance Sheets

	December 31,
Millions, except per share amounts	2011	2010
Assets
Fixed maturity investments, at fair value	$2,932.6	$3,439.0
Short-term investments, at amortized cost (which approximates fair value)	355.2	483.0
Common equity securities, at fair value	234.3	289.2
Convertible fixed maturity investments, at fair value	1.5	29.6
Other long term investments	116.9	200.6
Total investments	3,640.5	4,441.4
Cash	66.5	63.2
Reinsurance recoverable on unpaid losses	339.7	450.7
Reinsurance recoverable on paid losses	13.9	18.6
Reinsurance premiums receivable	258.3	235.9
Funds held by ceding companies	106.5	212.0
Investment in unconsolidated affiliates	346.9	271.2
Deferred acquisition costs	63.5	85.3
Deferred tax asset	336.3	307.4
Ceded unearned reinsurance premiums	76.6	70.1
Accrued investment income	31.6	43.1
Accounts receivable on unsettled investment sales	0.6	32.9
Amount due from White Mountains Life Reinsurance (Bermuda) Ltd.	765.2	610.2
Other assets	100.1	81.1
Total assets	$6,146.2	$6,923.1

Liabilities
Loss and loss adjustment expense reserves	$2,343.9	$2,728.1
Unearned reinsurance premiums	319.0	428.3
Debt	401.4	399.2
Deferred tax liability	365.5	373.2
Funds held under reinsurance treaties	29.3	69.8
Ceded reinsurance payable	111.2	71.8
Accounts payable on unsettled investment purchases	11.4	8.1
Variable annuity benefit guarantees	765.2	610.2
Other liabilities	147.6	165.4
Total liabilities	4,494.5	4,854.1
Shareholders’ equity and noncontrolling interests
Shareholders’ equity
Common shares at $1.00 par value per share - authorized 12,000 shares; issued and outstanding, 12,000 shares	0.1	0.1
Preference shares at $0.01 par value per share - 250,000 shares	—	—
Paid-in surplus	1,267.6	1,531.7
Retained earnings	300.7	412.5
Accumulated other comprehensive income (loss), after-tax:
Equity in net unrealized gains from investments in unconsolidated affiliates	—	24.1
Net unrealized foreign currency translation gains	46.7	61.7
Other, net	(2.3)	(1.7)
Total shareholders’ equity	1,612.8	2,028.4
Noncontrolling interests
Noncontrolling interest - Prospector Offshore Fund, Ltd.	38.9	40.6
Total noncontrolling interests	38.9	40.6
Total equity	1,651.7	2,069.0
Total liabilities and equity	$6,146.2	$6,923.1

See notes to the consolidated financial statements including Note 15 for Commitments and Contingencies.

Sirius International Group, Ltd.

(formerly White Mountains Re Group, Ltd.)

Consolidated Statements of Operations and Comprehensive Income (Loss)

	Year Ended December 31,
Millions	2011	2010	2009
Revenues
Gross written premiums	$1,278.9	$1,514.7	$1,635.3
Net written premiums	$1,066.5	$1,301.4	$1,445.5

Earned reinsurance premiums	$1,180.2	$1,325.7	$1,500.6
Net investment income	97.2	107.5	121.8
Net realized and unrealized investment gains (losses)	104.5	(7.3)	118.2
Other revenue	(69.2)	20.7	115.1
Total revenues	1,312.7	1,446.6	1,855.7
Expenses
Loss and loss adjustment expenses	818.6	881.8	903.0
Reinsurance acquisition expenses	247.3	282.3	298.3
Other underwriting expenses	106.5	98.3	97.6
General and administrative expenses	14.7	11.4	61.1
Accretion of fair value adjustment to loss and loss adjustment expense reserves	8.3	8.5	6.8
Interest expense on debt	31.6	26.6	26.1
Total expenses	1,227.0	1,308.9	1,392.9

Pre-tax income	85.7	137.7	462.8
Income tax benefit (expense)	29.8	(14.4)	(101.7)
Income before equity in earnings of unconsolidated affiliates	115.5	123.3	361.1
Equity in (losses) earnings of unconsolidated affiliates	(26.7)	14.1	20.1
Net income	88.8	137.4	381.2
Net loss (income) attributable to noncontrolling interests	0.2	(3.2)	(5.0)
Net income before dividends on preference shares	89.0	134.2	376.2
Dividends on preference shares	(18.8)	(18.8)	(18.8)
Net income attributable to common shareholders	$70.2	$115.4	$357.4

Change in equity in net unrealized gains (losses) from investments in unconsolidated affiliates	(103.6)	(4.2)	1.1
Change in foreign currency translation	(15.0)	49.4	73.0
Net change in other (See Note 11)	(0.4)	0.5	1.3
Comprehensive (loss) income	$(48.8)	$161.1	$432.8

See notes to the consolidated financial statements.

Sirius International Group, Ltd.

(formerly White Mountains Re Group, Ltd.)

Consolidated Statements of Shareholders’ Equity

	Shareholders’ Equity
		Common/		Accum. other
	Total	preference		comprehensive
	shareholders’	shares and	Retained	income (loss),	Noncontrolling
Millions	equity	paid-in surplus	earnings	after-tax	interests
Balances at December 31, 2008	$2,156.8	$2,010.7	$211.2	$(65.1)	$60.6
Net income before dividends on preference shares	376.2	—	376.2	—	5.0
Net change in unrealized investment gains from investments in unconsolidated affiliates	1.1	—	—	1.1	—
Net change in foreign currency translation	73.0	—	—	73.0	—
Dividends declared on common shares	(183.1)	—	(183.1)	—	—
Dividends declared on preference shares	(18.8)	—	(18.8)	—	—
Dividends/distributions to noncontrolling interests	—	—	—	—	(3.6)
Return of capital	(350.0)	(350.0)	—	—	—
Contributions from noncontrolling interests	—	—	—	—	0.4
Net change in interest rate swap	0.6	—	—	0.6	—
Equity in net change in OneBeacon pension liability (See Note 11)	0.7	—	—	0.7	—
Balances at December 31, 2009	2,056.5	1,660.7	385.5	10.3	62.4
Cumulative effect adjustment - ASU 2009-17	(0.4)	—	(0.4)	—	—
Net income before dividends on preference shares	134.2	—	134.2	—	3.2
Net change in unrealized investment losses from investments in unconsolidated affiliates	(4.2)	—	—	(4.2)	—
Net change in foreign currency translation	49.4	—	—	49.4	—
Dividends declared on common shares	(88.0)	—	(88.0)	—	—
Dividends declared on preference shares	(18.8)	—	(18.8)	—	—
Dividends/distributions to noncontrolling interests	—	—	—	—	(2.2)
Return of capital	(150.0)	(150.0)	—	—	—
Contributions from noncontrolling interests	—	—	—	—	(22.8)
Premium on purchase of Symetra common shares	59.6	25.5	—	34.1	—
Tax basis change due to purchase of Symetra common shares	(10.4)	(4.4)	—	(6.0)	—
Net change in interest rate swap	0.2	—	—	0.2	—
Equity in net change in OneBeacon pension liability (See Note 11)	0.3	—	—	0.3	—
Balances at December 31, 2010	2,028.4	1,531.8	412.5	84.1	40.6
Net income before dividends on preference shares	89.0	—	89.0	—	(0.2)
Net change in unrealized investment losses from investments in unconsolidated affiliates	(103.6)	—	—	(103.6)	—
Net change in foreign currency translation	(15.0)	—	—	(15.0)	—
Dividends declared on common shares	(182.0)	—	(182.0)	—	—
Dividends declared on preference shares	(18.8)	—	(18.8)	—	—
Dividends/distributions to noncontrolling interests	—	—	—	—	(1.5)
Return of capital	(425.0)	(425.0)	—	—	—
Contribution of Symetra common shares and cash	242.1	162.8	—	79.3	—
Premium on purchase of OneBeacon shares	(1.9)	(1.9)	—	—	—
Net change in interest rate swap	0.3	—	—	0.3	—
Equity in net change in OneBeacon pension liability (See Note 11)	(0.7)	—	—	(0.7)	—
Balances at December 31, 2011	$1,612.8	$1,267.7	$300.7	$44.4	$38.9

See notes to the consolidated financial statements.

Sirius International Group, Ltd.

(formerly White Mountains Re Group, Ltd.)

Consolidated Statements of Cash Flows

	Year Ended December 31,
Millions	2011	2010	2009
Cash flows from operations:
Net income	$88.8	$137.4	$381.2
(Credits) charges to reconcile net income to net cash (used for) provided from operations:
Net realized and unrealized investment (gains) losses	(104.5)	7.3	(118.2)
Excess of fair value of acquired net assets over cost (See Note 2)	(7.2)	(12.8)	—
Undistributed equity in losses (earnings) of unconsolidated affiliates, after-tax	37.6	4.3	(15.5)
Other operating items:
Net change in loss and LAE reserves	(379.4)	(141.1)	(344.3)
Net change in reinsurance recoverable	112.3	36.4	(9.9)
Net change in funds held by ceding companies	105.0	53.6	59.6
Net change in unearned reinsurance premiums	(100.3)	(43.3)	(79.0)
Net change in reinsurance premiums receivable	7.0	(6.7)	48.5
Net change in deferred acquisition costs	20.4	4.6	18.9
Net change in funds held under reinsurance treaties	(40.1)	(16.5)	14.5
Net change in current and deferred income taxes, net	(30.5)	(8.4)	94.8
Net change in other assets and liabilities, net	105.7	5.4	(29.9)
Net cash (used in) provided from operations	(185.2)	20.2	20.7
Cash flows from investing activities:
Net change in short-term investments	140.6	714.2	(129.2)
Sales of fixed maturities and convertible fixed maturity investments	3,101.5	1,678.7	1,391.7
Maturities, calls and paydowns of fixed maturity and convertible fixed maturity investments	619.8	638.7	706.5
Sales of common equity securities	127.0	127.6	86.1
Distributions and redemptions of other long-term investments	105.9	99.8	49.8
Sales of consolidated subsidiaries and unconsolidated affiliates, net of cash sold	—	21.8	—
Contributions to other long-term investments	(20.0)	(61.8)	(17.6)
Purchases of common equity securities	(80.6)	(146.3)	(52.6)
Purchases of fixed maturities and convertible fixed maturity investments	(3,412.1)	(2,849.5)	(1,610.6)
Purchases of consolidated and unconsolidated affiliates, net of cash acquired	(3.2)	(61.2)	—
Purchase of OneBeacon shares	(23.1)	—	—
Net change in unsettled investment purchases and sales	35.6	(22.7)	26.5
Other, net	(0.9)	2.8	(1.0)
Net cash provided from investing activities	590.5	142.1	449.6
Cash flows from financing activities:
Cash dividends paid on common shares	(182.0)	(88.0)	(130.0)
Cash dividends paid on preference shares	(18.8)	(18.8)	(18.8)
Premium on OneBeacon shares	(1.9)	—	—
Return of capital	(197.8)	(74.0)	(350.0)
Net cash used for financing activities	(400.5)	(180.8)	(498.8)
Effect of exchange rate changes on cash	(1.5)	8.1	6.8
Net increase (decrease) in cash during year	3.3	(10.4)	(21.7)
Cash balance at beginning of year	63.2	73.6	95.3
Cash balance at end of year	$66.5	$63.2	$73.6
Supplemental cash flow information:
Non-cash financing activities:
Dividend of other assets on common shares	$—	$—	$(53.1)
Return of capital of invested assets	$(227.2)	$(76.0)	$—
Contribution of Symetra common shares and cash	$162.8	$21.1	$—

Sirius International Group, Ltd.

(formerly White Mountains Re Group, Ltd.)

Notes to the Consolidated Financial Statements

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1. Summary of Significant Accounting Policies

Basis of presentation

The accompanying consolidated financial statements include the accounts of Sirius International Group, Ltd. (the “Company” or “SIG”, formerly White Mountains Re Group, Ltd.) and its subsidiaries (collectively with the Company, “Sirius Group”) and have been prepared in accordance with generally accepted accounting principles in the United States (“GAAP”). The Company is a subsidiary of White Mountains Insurance Group, Ltd. (“White Mountains” or the “Parent”). White Mountains’ shares are listed on the New York Stock Exchange and the Bermuda Stock Exchange under the symbol “WTM”. The Company is an exempted Bermuda limited liability company whose wholly-owned subsidiaries provide insurance and reinsurance on a worldwide basis.  Sirius Group provides insurance and reinsurance products for property, accident and health, aviation and space, trade credit, marine, casualty, agriculture and certain other exposures on a worldwide basis through its subsidiaries, Sirius International Insurance Corporation (“Sirius International”), Sirius America Insurance Company (“Sirius America”, formerly White Mountains Reinsurance Company of America), and Lloyds Syndicate 1945 (“Syndicate 1945”). Sirius Group also specializes in the acquisition and management of run-off insurance and reinsurance companies both in the United States and internationally through White Mountains Solutions, Ltd (“White Mountains Solutions”, formerly White Mountains Re Solutions, Ltd.). On December 30, 2011, Sirius Group completed a transaction led by White Mountains Solutions to acquire the runoff loss reserve portfolio of Old Lyme Insurance Company Ltd. (“Old Lyme”).  The runoff loss reserve portfolio was contributed to White Shoals Re Ltd. (“White Shoals Re”). Sirius Group also includes Scandinavian Reinsurance Company, Ltd. (“Scandinavian Re”), which is in run-off, and Central National Insurance Company of Omaha (“Central National”), which was acquired during the first quarter of 2010 and is in run-off (See Note 2).

During the fourth quarter of 2011, White Mountains completed a rebranding and reorganization (the “Reorganization”) of its reinsurance business.  Under the Reorganization, White Mountains’ reinsurance businesses adopted the Sirius name globally and Sirius America became a wholly owned subsidiary of Sirius International.

Sirius International is a reinsurance company domiciled in Sweden with its home office in Stockholm, Sweden; and branch offices or subsidiaries in London, United Kingdom; Zurich, Switzerland; Singapore; Labuan, Malaysia; Australia; Liege, Belgium; Copenhagen, Denmark; Hamburg Germany; and Bermuda.

Sirius America is a reinsurance company domiciled in the state of New York with offices in New York, New York; Danbury, Connecticut; Miami, Florida; and Toronto, Ontario.

In 2011, Sirius Group established Syndicate 1945, which is currently focused on writing accident and health and contingency business.  Syndicate 1945 began writing business effective July 1, 2011 and had gross written premiums net of commissions of $4.8 million in 2011.  Syndicate 1945 has Lloyd’s approved net capacity for 2012 of £66.7 million ($103.9 million based on the December 31, 2011 GBP to USD exchange rate).

White Mountains Solutions, with offices in Glastonbury, Connecticut, was formed in 2000, and is comprised of financial, actuarial and claims professionals experienced in the management and resolution of complex insurance liabilities as well as the structuring of transactions designed to enable owners to exit an insurance business and extract trapped capital.

Scandinavian Re is a multi-line reinsurance company that was acquired in 2004 along with Sirius International and has been in run-off since 2002.

Central National, which was acquired during the first quarter of 2010, is in run-off (See Note 2).

Sirius International Group, Ltd.

(formerly White Mountains Re Group, Ltd.)

Notes to the Consolidated Financial Statements

Galileo Weather Risks Advisors Limited, Galileo Weather Risk Management Ltd., and Galileo Weather Risk Management Advisors LLC (collectively, “Galileo”) were Sirius Group’s weather risk management businesses. During the second quarter of 2009, Sirius Group sold Galileo to its management for nominal consideration (See Note 2). The outstanding weather derivative contracts were retained by Sirius Group through two new subsidiaries:  Stratos Weather Risk Bermuda Ltd. and Stratos Weather Risks LLC (collectively, “Stratos”).  Effective December 2009, Sirius Group entered into an agreement to novate the remaining outstanding weather derivative contracts to an unrelated third party.

As of December 31, 2011, Sirius Group had two investments in unconsolidated affiliates. Sirius Group holds investments in common shares of OneBeacon Insurance Group, Ltd. (“OneBeacon”), a majority-owned subsidiary of White Mountains, which owns 75.5% of OneBeacon’s outstanding common shares at December 31, 2011. OneBeacon is publicly traded on the New York Stock Exchange under the symbol “OB”. Sirius Group owns 7.8% of OneBeacon outstanding common shares at December 31, 2011.  Sirius Group also holds investments in common shares of Symetra Financial Corporation (“Symetra”). Symetra is publicly traded on the New York Stock Exchange under the symbol “SYA”. Sirius Group owns 14.7% of Symetra outstanding common shares as of December 31, 2011. In 2010, Sirius Group sold its investment in Lightyear Delos Acquisition Corporation (“Delos”) (See Note 11).

All significant intercompany transactions have been eliminated in consolidation. The preparation of financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities as of the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates. Certain amounts in the prior period financial statements have been reclassified to conform to the current presentation.

Marketing and Distribution

Virtually all non-affiliated assumed reinsurance is obtained through reinsurance intermediaries. During the years ended December 31, 2011, 2010, and 2009, Sirius Group received a majority of its gross reinsurance premiums written from three major, third-party reinsurance intermediaries as detailed in the following table:

	Year Ended December 31,
Gross written premium by intermediary	2011	2010	2009
AON Re/Benfield	31%	35%	37%
Guy Carpenter	19	19	16
Willis Re	10	10	7
Total	60%	64%	60%

During the years ended December 31, 2011, 2010, and 2009, Sirius Group received no more than 10% of its gross written premiums from any individual ceding company (excluding the amounts assumed from Esurance Holdings, Inc. and its subsidiaries (“Esurance Insurance”)  — See Note 14).

Geographic Concentration

The following table shows Sirius Group’s net written premiums by geographic region based on the location of the ceding company or reinsurer for the years ended December 31, 2011, 2010 and 2009:

Geographic region	Year Ended December 31,
Millions	2011	2010	2009
United States	$587.3	$834.5	$1,082.4
Europe	271.8	284.7	265.5
Canada, the Caribbean, Bermuda and Latin America	100.7	102.8	40.3
Asia and Other	106.7	79.4	57.3
Total	$1,066.5	$1,301.4	$1,445.5

Sirius International Group, Ltd.

(formerly White Mountains Re Group, Ltd.)

Notes to the Consolidated Financial Statements

Sirius Group conducts a significant portion of its business outside of the United States. As a result, a significant portion of Sirius Group’s assets, liabilities, revenues and expenses are denominated in currencies other than the U.S. dollar and are therefore subject to foreign currency risk. Sirius Group’s foreign currency risk cannot be eliminated entirely and significant changes in foreign exchange rates may adversely affect Sirius Group’s results of operations and financial condition. Foreign currency exchange rate risk is the risk that Sirius Group will incur losses on a U.S. dollar basis due to adverse changes in foreign currency exchange rates.

Significant Accounting Policies

Investment securities

At December 31, 2011, Sirius Group’s invested assets comprise securities and other investments held for general investment purposes.  Sirius Group’s portfolio of fixed maturity investments and common equity securities held for general investment purposes are classified as trading and are reported at fair value as of the balance sheet date.  Changes in unrealized gains and losses are reported pre-tax in revenues. Realized investment gains and losses are accounted for using the specific identification method and are reported pre-tax in revenues. Premiums and discounts on all fixed maturity investments are accreted to income over the anticipated life of the investment.

Sirius Group’s invested assets measured at fair value include fixed maturity securities, common and preferred equity securities, convertible fixed maturity securities and other long-term investments, such as interests in hedge funds and private equities. In determining its estimates of fair value, Sirius Group uses a variety of valuation approaches and inputs. Whenever possible, Sirius Group estimates fair value using valuation methods that maximize the use of quoted prices and other observable inputs.

As of December 31, 2011 and 2010, approximately 96% and 95% of the investment portfolio recorded at fair value was priced based upon quoted market prices or other observable inputs. Investments valued using Level 1 inputs include fixed maturities, primarily investments in U.S. Treasuries, common equities and short-term investments, which include U.S. Treasury Bills. Investments valued using Level 2 inputs comprise fixed maturities including corporate debt, state and other governmental debt, convertible fixed maturity securities and mortgage and  asset-backed securities. Fair value estimates for investments that trade infrequently and have few or no observable market prices are classified as Level 3 measurements. Level 3 fair value estimates based upon unobservable inputs include Sirius Group’s investments in hedge funds and private equity funds, as well as investments in certain debt securities, including asset-backed securities, where quoted market prices are unavailable. Sirius Group uses brokers and outside pricing services to assist in determining fair values. For investments in active markets, Sirius Group uses the quoted market prices provided by outside pricing services to determine fair value. The outside pricing services used by Sirius Group have indicated that if no observable inputs are available for a security, they will not provide a price. In those circumstances, Sirius Group estimates the fair value using industry standard pricing models and observable inputs such as benchmark interest rates, matrix pricing, market comparables, broker quotes, issuer spreads, bids, offers, credit rating prepayment speeds and other relevant inputs. Sirius Group performs procedures to validate the market prices obtained from the outside pricing sources. Such procedures, which cover substantially all of its fixed maturity investments include, but are not limited to, evaluation of model pricing methodologies and review of the pricing services’ quality control processes and procedures on at least an annual basis, comparison of market prices to prices obtained from a different independent pricing vendors on at least a semi-annual basis, monthly analytical reviews of certain prices, and review of assumptions utilized by the pricing service for selected measurements on an ad hoc basis throughout the year. Sirius Group also performs back-testing of selected sales activity to determine whether there are any significant differences between the market price used to value the security prior to sale and the actual sale price on an ad-hoc basis throughout the year. Prices provided by the pricing services that vary by more than 5% and $1 million from the expected price based on these procedures are considered outliers. In circumstances where the results of Sirius Group’s review process do not appear to support the market price provided by the pricing services, Sirius Group challenges the price.  During the past year, four securities fell outside Sirius Group’s variance thresholds, thereby triggering the price to be challenged with the pricing service. If Sirius Group cannot gain satisfactory evidence to support the challenged price, it relies upon its own pricing methodologies to estimate the fair value of the security in question. The fair values of such securities are considered to be Level 3 measurements.

Sirius International Group, Ltd.

(formerly White Mountains Re Group, Ltd.)

Notes to the Consolidated Financial Statements

Sirius Group’s investments in debt securities, including asset-backed securities, are generally valued using matrix and other pricing models. Key inputs include benchmark yields, benchmark securities, reported trades, issuer spreads, bids, offers, credit ratings and prepayment speeds.  Income on mortgage-backed and asset-backed securities is recognized using an effective yield based on anticipated prepayments and the estimated economic life of the securities. When actual prepayments differ significantly from anticipated prepayments, the estimated economic life is recalculated and the remaining unamortized premium or discount is amortized prospectively over the remaining economic life.

Short-term investments consist of money market funds, certificates of deposit and other securities which, at the time of purchase, mature or become available for use within one year.  Short-term investments are carried at amortized cost, which approximated fair value as of December 31, 2011 and December 31, 2010.

Other long-term investments

Sirius Group’s other long-term investments comprise primarily of hedge funds and private equity funds. Sirius Group made the fair value election for most of its investments in hedge funds and private equity interests. For the hedge fund and private equity investments for which Sirius Group has made the fair value election, changes in fair value are reported in revenues on a pre-tax basis. For those hedge fund and private equity investments for which Sirius Group has not made the fair value election, Sirius Group accounts for its interests under the equity method.

Warrants

On December 30, 2011, Sirius Group agreed to sell its investment in warrants to acquire Symetra common shares (the “Symetra Warrants”) to White Mountains for $12.6 million in cash. Prior to the exchange, the Symetra Warrants were reflected as investments in unconsolidated affiliates (See Note 11).

Derivatives—Variable annuity reinsurance

Sirius Group has entered into agreements to reinsure death and living benefit guarantees associated with certain variable annuities in Japan. The accounting for benefit guarantees differs depending on whether or not the guarantee is classified as a derivative or an insurance liability.

Guaranteed minimum accumulation benefits (“GMABs”) are paid to an annuitant for any shortfall between accumulated account value at the end of the accumulation period and the annuitant’s total deposit, less any withdrawal payments made to the annuitant during the accumulation period. GMABs meet the definition of a derivative for accounting purposes. Therefore, GMABs are carried at fair value, with changes thereon recognized in income in the period of the change. The liability for the reinsured GMAB contracts has been determined using internal valuation models that use assumptions for interest rates, equity markets, foreign exchange rates and market volatilities at the valuation date, as well as annuitant-related actuarial assumptions, including surrender and mortality rates.

If an annuitant dies during the accumulation period of an annuity contract, guaranteed minimum death benefits (“GMDBs”) are paid to the annuitant’s beneficiary for shortfalls between accumulated account value at the time of an annuitant’s death and the annuitant’s total deposit, less any living benefit payments or withdrawal payments previously made to the annuitant. Sirius Group has elected to measure its GMDB liabilities at fair value.

The valuation of these liabilities involves significant judgment and is subject to change based upon changes in capital market assumptions and emerging surrender and mortality experience of the underlying contracts in force.

Concurrent with the agreement to reinsure death and living benefit guarantees associated with certain variable annuities in Japan, Sirius International entered into an agreement with White Mountains Life Reinsurance (Bermuda) Ltd. (“WM Life Re”), a wholly-owned subsidiary of White Mountains, whereby 100% of the liability of Sirius Group is retroceded to WM Life Re. As of December 31, 2011, annuity contracts mature within 4 years on average (with a maximum of 4½ years and a minimum of 3½ years remaining).

Sirius International Group, Ltd.

(formerly White Mountains Re Group, Ltd.)

Notes to the Consolidated Financial Statements

Under the terms of its reinsurance contracts, Sirius International is required to maintain or cause an affiliate to maintain eligible assets (generally cash, short-term investments and hedge assets such as options and futures) equal to the fair value of the liability, as defined in the reinsurance contract, for the benefit of the cedent. WM Life Re funded these eligible assets in 2011, 2010 and 2009. Increases in the fair value of the liability in excess of the increase in value of the hedge assets, such as a decrease in surrender assumptions or underperformance of the hedging portfolio, must therefore be funded by Sirius Group or an affiliate on a current basis. The actual amounts that must be paid to settle the contracts may not be known and generally will not begin to become payable until June of 2015.

Sirius International had amounts due from WM Life Re in the amount of $765.2 million and $610.2 million at December 31, 2011 and 2010. Sirius Group also has amounts due to the Japanese ceding company in regards to the variable annuities of $765.2 million and $610.2 million at December 31, 2011 and 2010. For the years ended December 31, 2011 and 2010, Sirius Group recorded fee income in other revenue of $0.5 million for both periods from WM Life Re.

Cash

Cash includes amounts on hand and demand deposits with banks and other financial institutions. Amounts presented in the statement of cash flows are shown net of balances acquired and sold in the purchase or sale of the Company’s consolidated subsidiaries and exclude changes in amounts of restricted cash (See Note 10).

Insurance and reinsurance

Sirius Group accounts for insurance policies and reinsurance contracts that it writes in accordance with ASC 944, Accounting for Costs Associated with Acquiring or Renewing Insurance Contracts. Premiums written are recognized as revenues and are earned ratably over the term of the related policy or reinsurance treaty. Unearned premiums represent the portion of premiums written that are applicable to future insurance or reinsurance coverage provided by policies or treaties in force.

Deferred acquisition costs represent commissions and brokerage expenses which are directly attributable to and vary with the production of business. These costs are deferred and amortized over the applicable premium recognition period as insurance and reinsurance acquisition expenses. Deferred acquisition costs are limited to the amount expected to be recovered from future earned premiums and anticipated investment income. This limitation is referred to as a premium deficiency. A premium deficiency is recognized if the sum of expected loss and loss adjustment expenses (“LAE”), expected dividends to policyholders, unamortized acquisition costs, and maintenance costs exceeds related unearned premiums and anticipated investment income. A premium deficiency is recognized by charging any unamortized acquisition costs to expense to the extent required in order to eliminate the deficiency. If the premium deficiency exceeds unamortized acquisition costs then a liability is accrued for the excess deficiency.

Losses and LAE are charged against income as incurred. Unpaid insurance losses and LAE are based on estimates (generally determined by claims adjusters, legal counsel and actuarial staff) of the ultimate costs of settling claims, including the effects of inflation and other societal and economic factors. Unpaid reinsurance losses and LAE are based primarily on reports received from ceding companies and actuarial projections. Unpaid loss and LAE reserves represent management’s best estimate of ultimate losses and LAE, net of estimated salvage and subrogation recoveries, if applicable. Such estimates are regularly reviewed and updated and any adjustments resulting there from are reflected in current operations. The process of estimating loss and LAE involves a considerable degree of judgment by management and the ultimate amount of expense to be incurred could be considerably greater than or less than the amounts currently reflected in the financial statements.

In connection with purchase accounting for Sirius International and Stockbridge Insurance Company (“Stockbridge”), a wholly-owned subsidiary of Sirius America until it was sold on November 1, 2007, after substantially all of its assets and liabilities were transferred to Sirius America through a Transfer and Assumption Agreement, Sirius Group was required to adjust to fair value the loss and LAE reserves on Sirius International’s acquired balance sheet by $58.1 million and on Stockbridge’s acquired balance sheet by $6.7 million. This fair value adjustment is being accreted through a statement of operations charge ratably with and over the period the claims are settled (See Note 3).

Sirius International Group, Ltd.

(formerly White Mountains Re Group, Ltd.)

Notes to the Consolidated Financial Statements

Sirius Group enters into ceded reinsurance contracts from time to time to protect their businesses from losses due to concentration of risk, to manage their operating leverage ratios and to limit losses arising from catastrophic events. Such reinsurance contracts are executed through excess of loss treaties and catastrophe contracts under which the reinsurer indemnifies for a specified part or all of certain types of losses over stipulated amounts arising from any one occurrence or event. Sirius Group has also entered into quota share treaties with reinsurers under which all risks meeting prescribed criteria are covered on a pro-rata basis. The amount of each risk ceded by Sirius Group is subject to maximum limits which vary by line of business and type of coverage.

Amounts recoverable from reinsurers are estimated in a manner consistent with the claim liability associated with the reinsured policies. The collectability of reinsurance recoverables is subject to the solvency of the reinsurers. Sirius Group is selective in regard to its selection of reinsurers, principally placing reinsurance with those reinsurers with a strong financial condition, industry ratings and underwriting ability. Management monitors the financial condition and rating of its reinsurers on an ongoing basis.

Reinsurance premiums, commissions, expense reimbursements and reserves related to reinsured business are accounted for on a basis consistent with those used in accounting for the original policies issued and the terms of the reinsurance contracts. Premiums ceded to other companies are reported as a reduction of premiums written. Expense allowances received in connection with reinsurance ceded have been accounted for as a reduction of the related policy acquisition costs and are deferred and amortized accordingly. Funds held by ceding companies represent amounts due to Sirius Group in connection with certain assumed reinsurance agreements in which the ceding company retains a portion of the premium to provide security against future loss payments. The funds held by ceding companies are generally invested by the ceding company and a contractually agreed interest amount is credited to Sirius Group and recognized as investment income. Funds held under reinsurance treaties represent contractual payments due to the reinsurer that Sirius Group has retained to secure obligations of the reinsurer. Such amounts are recorded as liabilities in the consolidated financial statements.

Accruals for contingent commission liabilities are established for reinsurance contracts that provide for the stated commission percentage to increase or decrease based on the loss experience of the contract. Changes in the estimated liability for such arrangements are recorded as contingent commissions. Accruals for contingent commission liabilities are determined through the review of the contracts that have these adjustable features and are estimated based on expected loss and LAE.

Deferred Software Costs

Sirius Group capitalizes costs related to computer software developed for internal use during the application development stage of software development projects. These costs generally consist of certain external, payroll and payroll-related costs. Amortization is on a straight-line basis and over a useful life of three years. At December 31, 2011 and 2010, Sirius Group had unamortized deferred software costs of $6.9 million and $3.6 million.

Federal and foreign income taxes

The Company is domiciled in Bermuda but has subsidiaries domiciled in several countries, and is therefore subject to file tax returns in various jurisdictions. Income earned or losses generated by companies outside the United States are generally subject to an overall effective tax rate lower than that imposed by the United States.

Deferred tax assets and liabilities are recorded when a difference between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts for tax purposes exists, and for other temporary differences. The deferred tax asset or liability is recorded based on tax rates expected to be in effect when the difference reverses. The deferred tax asset is recognized when it is more likely than not that it will be realized.

Foreign currency exchange

The U.S. dollar is the functional currency for all of Sirius Group’s businesses except for Sirius International, the Canadian branch of Sirius America and certain other smaller international activities.  Sirius Group also invests in securities denominated in foreign currencies. Assets and liabilities recorded in these foreign currencies are translated into U.S. dollars at exchange rates in effect at the balance sheet date, and revenues and expenses are converted using the average exchange rates for the period. Net foreign exchange gains and losses arising from the translation are generally reported in shareholders’ equity, in accumulated other comprehensive income or loss.

Sirius International Group, Ltd.

(formerly White Mountains Re Group, Ltd.)

Notes to the Consolidated Financial Statements

Assets and liabilities relating to foreign operations are translated into the functional currency using current exchange rates; revenues and expenses are translated into the functional currency using the weighted average exchange rate for the period.  The resulting exchange gains and losses are reported as a component of net income in the period in which they arise. For the years ended 2011, 2010, and 2009, the Company recognized foreign currency translation (losses) gains of $(54.2) million, $22.6 million and $66.9 million, respectively in other revenue.  As of December 31, 2011 and 2010, Sirius Group had unrealized foreign currency translation gains of $46.7 million and $61.7 million recorded in accumulated other comprehensive income on its consolidated balance sheet.

The following rates of exchange for the U.S. dollar have been used for the most significant operations:

Currency	Opening Rate 2011	Closing Rate 2011	Opening Rate 2010	Closing Rate 2010
Swedish kronor	6.7030	6.8645	7.1280	6.7030
British pound	.6420	.6434	.6191	.6420
Canadian dollar	.9981	1.0193	1.0485	.9981

Noncontrolling Interest

Noncontrolling interests consist of the ownership interests of noncontrolling shareholders in consolidated subsidiaries, and are presented separately on the balance sheet. The portion of comprehensive income attributable to noncontrolling interests is presented net of related income taxes in the statement of operations and comprehensive income.

Preference shares

On May 24, 2007, the Company issued 250,000 non-cumulative perpetual preference shares with a $1,000 per share liquidation preference (the “SIG Preference Shares”). Proceeds of $245.7 million, net of $4.3 million of issuance costs and commissions, were received from the issuance. These shares were issued in an offering that was exempt from the registration requirements of the Securities Act of 1933. Holders of the SIG Preference Shares receive dividends on a non-cumulative basis when and if declared by the Company. The holders of the SIG Preference Shares have the right to elect two directors to the Company’s board in the event of non-payment of dividends for six quarterly dividend periods. The right ceases upon the payment of dividends for four quarterly periods or the redemption of the SIG Preference Shares. In addition, the Company may not declare or pay dividends on its common shares (other than stock dividends and dividends paid for purposes of any employee benefit plans of the Company and its subsidiaries) unless it is current on its most recent dividend period. The dividend rate is fixed at an annual rate of 7.506% until June 30, 2017. After June 30, 2017, the dividend rate will be paid at a floating annual rate, equal to the greater of 3 month LIBOR plus 3.20% or 7.506%. The SIG Preference Shares are redeemable solely at the discretion of the Company on or after June 30, 2017 at their liquidation preference of $1,000 per share, plus any declared but unpaid dividends. Prior to June 30, 2017, the Company may elect to redeem the SIG Preference Shares at an amount equal to the greater of 1) the aggregate liquidation preference of the shares to be redeemed and 2) the sum of the present values of the aggregate liquidation preference of the shares to be redeemed and the remaining scheduled dividend payments on the shares to be redeemed (excluding June 30, 2017), discounted to the redemption date on a semi-annual basis at a rate equal to the rate on a comparable treasury issue, plus 45 basis points.

In the event of a liquidation of the Company, the holders of the SIG Preference Shares would have preference over the common shareholders and would receive a distribution equal to the liquidation preference per share, subject to availability of funds.

Recently Adopted Changes in Accounting Principles

Transfers of Financial Assets and Amendments to FIN 46R

On June 12, 2009, the Financial Accounting Standards Board (“FASB”)  issued Accounting Standards Update (“ASU”)  2009-16, Accounting for Transfers of Financial Assets, an amendment of FASB Statement No. 140 (included in ASC 860) and ASU 2009-17, Amendments to FIN46(R) (included in ASC 810).  Both ASU 2009-16 and ASU 2009-17 became effective as of the beginning of the first annual reporting period that began after November 15, 2009. Sirius Group adopted the new guidance on January 1, 2010.

Sirius International Group, Ltd.

(formerly White Mountains Re Group, Ltd.)

Notes to the Consolidated Financial Statements

ASU 2009-16 eliminates the concept of a qualifying special-purpose entity (“QSPE”).  Under the new guidance, the appropriateness of de-recognition of assets held by an entity formerly considered a QSPE is evaluated based on whether or not the transferor has surrendered control of the transferred assets. The evaluation must consider any continuing involvement by the transferor. Sirius Group did not have any entities that were considered a QSPE under guidance prior to the amendments to ASC 860 and there was no effect resulting from adoption.

ASU 2009-17 amends ASC 810-10 to clarify the application of consolidation accounting for entities for which the controlling financial interest might not be solely indentified through voting rights.  Under the new guidance a variable interest represents a controlling financial interest in a variable interest entity (“VIE”) when it has both of the following: (1) the power to direct the activities of a variable interest entity that most significantly impact the entity’s economic performance and (2) the obligation to absorb losses of the entity that could potentially be significant to the VIE or the right to receive benefits from the entity that could potentially be significant to the VIE.  A reporting entity must assess whether it has an implicit financial responsibility to ensure that a VIE operates as designed when determining if it has the power to direct the activities of the VIE that most significantly affect the entity’s economic performance. ASC 810-10 as amended requires ongoing reassessments of whether a reporting entity is the primary beneficiary of a VIE.

Upon adoption, Sirius Group determined that its ownership interest in Tuckerman Fund II did not meet the criteria for consolidation under the revised guidance for variable interest entities and, accordingly, effective January 1, 2010, Sirius Group deconsolidated its investment in Tuckerman Fund II. Upon deconsolidation, Sirius Group made the fair value election for its investment in Tuckerman Fund II and recognized an adjustment to decrease opening retained earnings by $0.4 million.

Other-Than-Temporary Impairments

On June 30, 2009, Sirius Group adopted FASB Staff Position (“FSP”) FSP FAS 115-2 and FAS 124-2, Recognition and Presentation of Other-Than-Temporary Impairments (included in ASC 320-10), which amends the guidance for other-than temporary impairments for debt securities classified as held-to-maturity (“HTM”) or available-for-sale (“AFS”). FSP FAS 115-2 and FAS 124-2 requires that, when evaluating whether an impairment of a debt security is other than temporary, the reporting entity is to assess whether it has the intent the sell the security or if it is more likely than not that it will be required to sell the security before the recovery of its amortized cost basis. In addition, if the present value of cash flows expected to be collected is less than the amortized cost of the security, a credit loss is deemed to exist and the security is considered to be other than temporarily impaired. The portion of the impairment loss related to a credit loss is to be recognized in earnings. The portion of the impairment loss related to factors other than credit loss is recognized as an unrealized loss.

Sirius Group has made the fair value election for its investments in debt securities and, accordingly, all changes in the fair value of its debt securities are recognized in earnings regardless of whether such changes in fair value represent a temporary or other than temporary decline in value. As a result, adoption of FSP FAS 115-2 and FAS 124-2 did not impact Sirius Group’s method of accounting for its portfolio of investment securities. However, Sirius Group’s investment in Symetra is accounted for under the equity method. See Note 11.

Recent Accounting Pronouncements

Acquisition Costs

On October 13, 2010, the FASB issued ASU 2010-26, Accounting for Costs Associated with Acquiring or Renewing Insurance Contracts (ASC 944). The new standard changes the types of policy acquisition costs that are eligible for deferral. Specifically, the new guidance limits deferrable costs to those that are incremental direct costs of contract acquisition and certain costs related to acquisition activities performed by the insurer, such as underwriting, policy issuance and processing, medical and inspection costs and sales force contract selling. The ASU defines incremental direct costs as those costs that result directly from and were essential to the contract acquisition and would not have been incurred absent the acquisition. Accordingly, under the new guidance, deferrable acquisition costs are limited to costs related to successful contract acquisitions. Acquisition costs that are not eligible for deferral are to be charged to expense in the period incurred.

Sirius International Group, Ltd.

(formerly White Mountains Re Group, Ltd.)

Notes to the Consolidated Financial Statements

ASU 2010-26 is effective for interim periods and annual fiscal years beginning after December 15, 2011 and may be applied prospectively or retrospectively.  Sirius Group will adopt ASU 2010-26 prospectively. The adoption will not have a material effect on its financial position, results of operations or cash flows.

Fair Value Measurements

On May 12, 2011, the FASB issued ASU 2011-04, Amendments to Achieve Common Fair Value Measurement and Disclosure Requirements in U.S. GAAP and IFRS. The ASU clarifies existing guidance with respect to the concepts of highest and best use and valuation premise and measuring instruments classified within a reporting entity’s shareholders’ equity.  The ASU also clarifies disclosure requirements, requiring disclosure of quantitative information about unobservable inputs used in Level 3 fair value measurements. The ASU also amends existing guidance. In circumstances where a reporting entity manages a portfolio of financial assets and liabilities based on the net market and counterparty credit risk exposures, the ASU permits determination of the fair value of those instruments to be based on the net risk exposure. In addition, the ASU permits the application of premiums or discounts to be applied in a fair value measurement to the extent that market participants would consider them in valuing the financial instruments. The ASU also expands the required disclosures for Level 3 measurements, requiring that reporting entities provide a narrative description of the sensitivity of Level 3 fair value measurements to changes in unobservable inputs and the interrelationships between those inputs, if any.  ASU 2011-04 is effective for interim and annual periods beginning after December 15, 2011. Sirius Group is currently evaluating the effect the adoption of ASU 2011-04 will have on its financial position and results of operations.

Offsetting Assets and Liabilities

On December 16, 2011, the FASB issued ASU 2011-11, Disclosures about Offsetting Assets and Liabilities (ASC 210).The new standard expands the required disclosures in circumstance where either balances have been offset or the right of offset exists. The required disclosures are intended to provide information to enable financial statement users to evaluate the effect or potential effect of netting arrangements on a reporting entity’s financial position. Disclosures required under the new standard include the gross amount of assets and liabilities recognized; the amounts that have been offset to arrive at the amounts presented in the statement of financial position; and any amounts subject to an enforceable master netting arrangement, whether or not such amounts have been offset. In addition, a description of the rights of set off should be disclosed. ASU 2011-11 is effective for periods beginning on or after January 1, 2013. Sirius Group is party to master netting arrangements in connection with the derivative instruments held by WM Life Re and is currently evaluating the effect of adoption will have on its disclosures, but does not expect adoption to have a material effect on its financial position, results of operations or cash flows.

Comprehensive Income

On June 16, 2011, the FASB issued ASU 2011-05, Comprehensive Income which requires all components of comprehensive income to be reported in a continuous financial statement or in two consecutive statements displaying the components of net income and the components of other comprehensive income. The ASU also requires presentation of reclassification adjustments from other comprehensive income to net income on the face of the financial statements. ASU 2011-05 is effective for fiscal years beginning after December 15, 2011. On December 23, 2011, the FASB issued ASU 2011-12, Comprehensive Income which amends ASU 2011-05 to delay indefinitely the effective date of the guidance related to reclassification adjustments. Sirius Group already presents comprehensive income in a continuous financial statement.

Sirius International Group, Ltd.

(formerly White Mountains Re Group, Ltd.)

Notes to the Consolidated Financial Statements

NOTE 2. Significant Transactions

Sirius Group completed the following transactions:

•                  On December 30, 2011, Sirius Group acquired the run-off loss reserve portfolio of Old Lyme, a Bermuda-based reinsurer in run-off, for $6.0 million in cash and a purchase note for $2.1 million. The transaction resulted in a gain of $7.2 million recorded in other revenues.

•                  On October 7, 2011, White Mountains contributed White Mountains Holdings NLBV to Sirius Group. White Mountains Holdings NLBV held 9,348,470 common shares of Symetra with a carrying value of $241.2 million and $0.9 million of cash. Sirius Group recorded its investment in White Mountains Holdings NLBV at its book value of $242.1 million which included net unrealized gains on investments of $79.3 million (See Note 11).

•                  On July 1, 2011, White Mountains exchanged to Sirius Group 1,902,587 common shares of OneBeacon for $25.0 million in cash. As of result of this transaction, Sirius Group recorded investments in OneBeacon at its book value of $23.1 million, resulting in a $1.9 million return of capital to White Mountains (See Note 11).

•                  On December 30, 2011, Sirius Group agreed to sell its investment in all 9,487,872 Symetra Warrants to White Mountains for $12.6 million in cash.

•                  On July 1, 2010, White Mountains exchanged 8,051,530 common shares of Symetra with a book value of $159.6 million to Sirius Group for cash and investments equal to the fair value of the Symetra common shares of $100.0 million. As a result of this transaction, Sirius Group recognized $21.1 million in additional paid-in capital and $28.1 million in unrealized gains through other comprehensive income (net of deferred taxes of $10.4 million).

•                  On February 26, 2010, Sirius Group acquired Central National for $5.0 million in cash. Central National ceased writing business in 1989 and has operated under the control of the Nebraska Department of Insurance since 1990. The transaction resulted in a gain of $12.8 million recorded in other revenue.

•                  During 2009, Sirius Group sold Galileo Weather Risk Management Advisors LLC, Galileo Weather Risk Management Ltd and Galileo Weather Risks Advisors Limited for nominal consideration. Sirius Group retained the outstanding weather derivative contracts and stopped writing any new contracts. Effective December 2009, Sirius Group novated the remaining outstanding weather derivative contracts to an unrelated third party. Sirius Group was released from any liability related to the weather derivative contracts and all guaranties related to the weather business were terminated.

Sirius International Group, Ltd.

(formerly White Mountains Re Group, Ltd.)

Notes to the Consolidated Financial Statements

NOTE 3. Reserves for Unpaid Losses and Loss Adjustment Expenses

Sirius Group establishes loss and LAE reserves that are estimates of amounts needed to pay claims and related expenses in the future for reinsured events that have already occurred. Sirius Group also obtains reinsurance whereby another reinsurer contractually agrees to indemnify Sirius Group for all or a portion of the reinsurance risks underwritten by Sirius Group. Such arrangements, where one reinsurer provides reinsurance to another reinsurer, are usually referred to as “retrocessional reinsurance” arrangements. Sirius Group establishes estimates of amounts recoverable from retrocessional reinsurance in a manner consistent with the loss and LAE liability associated with reinsurance contracts offered to its customers (the “ceding companies”), net of an allowance for uncollectible amounts. Net reinsurance loss reserves represent loss and LAE reserves reduced by retrocessional reinsurance recoverable on unpaid losses.

The estimation of net reinsurance loss and LAE reserves is subject to the same risk as the estimation of insurance loss and LAE reserves. In addition to those risk factors which give rise to inherent uncertainties in establishing insurance loss and LAE reserves, the inherent uncertainties of estimating such reserves are even greater for the reinsurer, due primarily to: (1) the claim-tail for reinsurers being further extended because claims are first reported to the original primary insurance company and then through one or more intermediaries or reinsurers, (2) the diversity of loss development patterns among different types of reinsurance treaties or facultative contracts, (3) the necessary reliance on the ceding companies for information regarding reported claims and (4) the differing reserving practices among ceding companies.

As with insurance reserves, the process of estimating reinsurance reserves involves a considerable degree of judgment by management and, as of any given date, is inherently uncertain. Based on the above, such uncertainty may be larger relative to the reserves for a company that principally writes reinsurance compared to an insurance company, and certainty may take a longer time to emerge.

Upon notification of a loss from an insured (typically a ceding company), Sirius Group establishes case reserves, including LAE reserves, based upon Sirius Group’s share of the amount of reserves established by the insured and Sirius Group’s independent evaluation of the loss. In cases where available information indicates that reserves established by a ceding company are inadequate, Sirius Group establishes case reserves or IBNR in excess of its share of the reserves established by the ceding company.  Also, in certain instances, Sirius Group may decide not to establish case reserves or IBNR, when the information available indicates that reserves established by ceding companies are not adequately supported. In addition, specific claim information reported by insureds or obtained through claim audits can alert management to emerging trends such as changing legal interpretations of coverage and liability, claims from unexpected sources or classes of business, and significant changes in the frequency or severity of individual claims where customary. Generally, ceding company audits are not customary outside the United States. This information is often used to supplement estimates of IBNR.

Although loss and LAE reserves are initially determined based on underwriting and pricing analyses, Sirius Group regularly reviews the adequacy of its recorded reserves by using a variety of generally accepted actuarial methods, including historical incurred and paid loss development methods. If actual loss activity differs substantially from expectations, an adjustment to recorded reserves may be warranted. As time passes, loss reserve estimates for a given year will rely more on actual loss activity and historical patterns than on initial assumptions based on pricing indications.

The actuarial methods described above are used to calculate a point estimate of loss and LAE reserves for each company within Sirius Group. These point estimates are then aggregated to produce an actuarial point estimate for the entire segment. Once a point estimate is established, Sirius Group’s actuaries estimate loss reserve ranges to measure the sensitivity of the actuarial assumptions used to set the point estimates. These ranges are calculated from historical variations in loss ratios, payment and reporting patterns by class and type of business.

Sirius International Group, Ltd.

(formerly White Mountains Re Group, Ltd.)

Notes to the Consolidated Financial Statements

Loss and loss adjustment expense reserve summary

The following table summarizes the loss and LAE reserve activities of Sirius Group for the years ended December 31, 2011, 2010 and 2009:

	Year ended December 31,
Millions	2011	2010	2009
Gross beginning balance	$2,728.1	$2,777.9	$3,034.7
Less beginning reinsurance recoverable on unpaid losses	(450.7)	(578.5)	(545.7)
Net loss and LAE reserve balance	2,277.4	2,199.4	2,489.0

Loss and LAE reserves acquired - Old Lyme	21.0	—	—
Loss and LAE reserves acquired - Central National	—	17.6	—

Losses and LAE incurred relating to:
Current year losses	879.1	954.2	937.0
Prior years losses	(60.5)	(72.4)	(34.0)
Total net incurred losses and LAE	818.6	881.8	903.0

Accretion of fair value adjustment to net loss and LAE reserves	8.3	8.5	6.8
Foreign currency translation adjustment to net loss and LAE reserves	0.1	4.7	23.5

Loss and LAE paid relating to:
Current year losses	372.8	385.8	423.3
Prior years losses	748.4	448.8	799.6
Total loss and LAE payments	1,121.2	834.6	1,222.9

Net ending balance	2,004.2	2,277.4	2,199.4
Plus ending reinsurance recoverable on unpaid losses	339.7	450.7	578.5
Gross ending balance	$2,343.9	$2,728.1	$2,777.9

Loss and LAE development —2011

During the year ended December 31, 2011, Sirius Group experienced $60.5 million of net favorable loss reserve development, primarily attributable to $41.2 million of favorable development on property lines, including $13.1 million of loss reserve reductions for the 2010 Chile earthquake, as well as $13.6 million of net favorable loss reserve development arising from the Esurance Insurance quota share arrangement (See Note 14), partially offset by asbestos and environmental increases of $12.3 million.

Loss and LAE development —2010

During the year ended December 31, 2010, Sirius Group experienced $72.4 million of net favorable loss reserve development, primarily related to short-tailed lines, such as property, accident and health and marine, in recent underwriting years. Included in the $72.4 million favorable loss reserve development was the recognition of $16.3 million in deferred gains from a retrocessional reinsurance contract that incepted in 2000 and was fully collected in 2010. Partially offsetting the favorable loss reserve development were $7.3 million of additional losses related to asbestos and environmental (“A&E”) exposures. In addition, there was $15.3 million of net favorable loss reserve development arising from the Esurance Insurance quota share arrangement.

Loss and LAE development — 2009

During the year ended December 31, 2009, Sirius Group experienced $34.0 million of net favorable loss reserve development, due mainly to a $20.0 million cession under a retrocessional contract related to the 2001 accident year and favorable commutation activity on certain old casualty treaties, partially offset by $17.7 million of additional losses related to A&E exposures. These retroceded losses were substantially offset in pre-tax income by $10.0 million of ceded premiums and $7.2 million of interest charges on funds held under the contract. In addition, there was $3.6 million of net favorable loss reserve development arising from the Esurance Insurance quota share arrangement.

Sirius International Group, Ltd.

(formerly White Mountains Re Group, Ltd.)

Notes to the Consolidated Financial Statements

Fair value adjustment to loss and LAE reserves

In connection with purchase accounting for the acquisitions of Scandinavian Re and Stockbridge, Sirius Group was required to adjust loss and LAE reserves and the related reinsurance recoverables to fair value on their respective acquired balance sheets.  The net reduction to loss and LAE reserves is being recognized through an income statement charge ratably with and over the period the claims are settled.

Sirius Group recognized $8.3 million, $8.5 million and $6.8 million of such charges, recorded as loss and LAE during 2011, 2010 and 2009. As of December 31, 2011, the pre-tax un-accreted adjustment was $12.8 million.

The fair values of Scandinavian Re’s loss and LAE reserves and related reinsurance recoverables acquired on April 16, 2004, and Stockbridge’s loss and LAE reserves and related reinsurance recoverables acquired on December 22, 2006 were based on the present value of their expected cash flows with consideration for the uncertainty inherent in both the timing of, and the ultimate amount of, future payments for losses and receipts of amounts recoverable from reinsurers. In estimating fair value, management discounted the nominal loss reserves of Scandinavian Re and Stockbridge to their present value using an applicable risk-free discount rate. The series of future cash flows related to such loss payments and reinsurance recoveries were developed using Scandinavian Re’s and Stockbridge’s historical loss data. The resulting discount was reduced by the “price” for bearing the uncertainty inherent in Scandinavian Re’s and Stockbridge’s net loss reserves in order to estimate fair value. This was approximately 12% and 2% of the present value of the expected underlying cash flows of the loss reserves and reinsurance recoverables of Scandinavian Re and Stockbridge, respectively, which is believed to be reflective of the cost Scandinavian Re and Stockbridge would incur if they had attempted to reinsure the full amount of its net loss and LAE reserves with a third-party reinsurer.

Asbestos and environmental loss and loss adjustment expense reserve activity

Sirius Group’s reserves include provisions made for claims that assert damages from asbestos and environmental related exposures primarily at Sirius America. Asbestos claims relate primarily to injuries asserted by those who came in contact with asbestos or products containing asbestos. Environmental claims relate primarily to pollution and related clean-up cost obligations, particularly as mandated by U.S. federal and state environmental protection agencies. In addition to the factors described above regarding the reserving process, Sirius Group estimates its A&E reserves based upon, among other factors, facts surrounding reported cases and exposures to claims, such as policy limits and deductibles, current law, past and projected claim activity and past settlement values for similar claims, as well as analysis of industry studies and events, such as recent settlements and asbestos-related bankruptcies. The cost of administering A&E claims, which is an important factor in estimating loss reserves, tends to be higher than in the case of non-A&E claims due to the higher legal costs typically associated with A&E claims.

In 2010, Sirius Group completed an in-depth analysis of Sirius America’s asbestos exposure, which was an update to the previous asbestos study. The main focus of the analysis was on the internal claims analysis of all treaty and facultative contracts likely to have asbestos exposure at June 30, 2010.  This analysis entailed examining total expected asbestos losses and LAE from a variety of information sources, including asbestos studies, reported data, and external benchmarking scenarios. Since the 2010 study, management has monitored quarterly activity against established metrics.

In 2010, Sirius Group also reviewed Sirius America’s exposure to environmental losses using industry benchmarks such as “survival ratios”, IBNR to case reserve ratios, and reported and paid environmental claim activity.

As a result of monitoring the A&E claims activity in 2011 against established benchmarks, Sirius Group increased net asbestos reserves and net environmental reserves $10.3 million and $2.0 million, respectively.  Sirius Group’s A&E three year survival ratio was 11.1 years at December 31, 2011 and 12.5 years at December 31, 2010.

Sirius International Group, Ltd.

(formerly White Mountains Re Group, Ltd.)

Notes to the Consolidated Financial Statements

Sirius Group’s reserves for A&E losses at December 31, 2011 represent management’s best estimate of its ultimate liability based on information currently available. However, as case law expands, and medical and clean-up costs increase and industry settlement practices change, Sirius Group may be subject to A&E losses beyond currently estimated amounts. Sirius Group cannot reasonably estimate at the present time loss reserve additions arising from any such future adverse developments and cannot be sure that allocated loss reserves will be sufficient to cover additional liability arising from any such adverse developments.

The following table summarizes reported A&E loss and LAE reserve activities (gross and net of reinsurance) for the years ended December 31, 2011, 2010, and 2009, respectively:

	Year Ended December 31,
Net A&E Loss Reserve Activity	2011		2010		2009
Millions	Gross	Net	Gross	Net	Gross	Net
Asbestos:
Beginning balance	$191.9	$151.5	$187.0	$146.6	$173.7	$138.5
Losses and LAE acquired — Central National	—	—	10.4	9.7	—	—
Incurred losses and LAE	13.6	10.3	9.0	7.3	24.7	18.4
Paid losses and LAE	(20.4)	(15.6)	(14.5)	(12.1)	(11.4)	(10.3)
Ending balance	185.1	146.2	191.9	151.5	187.0	146.6
Environmental:
Beginning balance	22.4	18.1	22.2	17.9	24.5	20.1
Losses and LAE acquired— Central National	—	—	3.5	2.4	—	—
Incurred losses and LAE	2.9	2.0	(2.5)	(1.3)	(0.8)	(0.7)
Paid losses and LAE	(3.2)	(3.6)	(0.8)	(0.9)	(1.5)	(1.5)
Ending balance	22.1	16.5	22.4	18.1	22.2	17.9
Total asbestos and environmental:
Beginning balance	214.3	169.6	209.2	164.5	198.2	158.6
Losses and LAE acquired — Central National	—	—	13.9	12.1	—	—
Incurred losses and LAE	16.5	12.3	6.5	6.0	23.9	17.7
Paid losses and LAE	(23.6)	(19.2)	(15.3)	(13.0)	(12.9)	(11.8)
Ending balance	$207.2	$162.7	$214.3	$169.6	$209.2	$164.5

Sirius International Group, Ltd.

(formerly White Mountains Re Group, Ltd.)

Notes to the Consolidated Financial Statements

NOTE 4. Third Party Reinsurance

In the normal course of business, Sirius Group’s subsidiaries may seek to limit losses that may arise from catastrophes or other events by reinsuring with third-party reinsurers. Sirius Group remains liable for risks reinsured in the event that the reinsurer does not honor its obligations under reinsurance contracts. The effects of reinsurance on Sirius Group’s subsidiaries’ written and earned premiums and on losses and LAE were as follows:

	Year ended December 31,
Millions	2011	2010	2009
Written premiums:
Direct	$139.5	$121.6	$107.3
Assumed	1,139.4	1,393.1	1,528.0
Gross written premiums	1,278.9	1,514.7	1,635.3
Ceded	(212.4)	(213.3)	(189.8)
Net written premiums	$1,066.5	$1,301.4	$1,445.5
Earned premiums:
Direct	$128.5	$117.9	$107.2
Assumed	1,290.1	1,407.5	1,569.3
Gross earned premiums	1,418.6	1,525.4	1,676.5
Ceded	(238.4)	(199.7)	(175.9)
Net earned premiums	$1,180.2	$1,325.7	$1,500.6
Losses and LAE:
Direct	$80.0	$59.4	$68.8
Assumed	820.5	1,035.2	976.4
Gross losses and LAE	900.5	1,094.6	1,045.2
Ceded	(81.9)	(212.8)	(142.2)
Net losses and LAE	$818.6	$881.8	$903.0

Sirius Group’s reinsurance protection primarily consists of pro-rata and excess of loss protections to cover aviation, trade credit, and certain property exposures. Sirius Group’s property reinsurance provides both proportional and non-proportional protections for Europe, the Americas, Asia, the Middle East, and Australia.  This reinsurance is designed to increase underwriting capacity where appropriate, and to reduce exposure both to large catastrophe losses and to a frequency of smaller loss events.  Attachment points and coverage limits vary by region around the world.  Reinsurance contracts do not relieve Sirius Group of its obligation to its ceding companies. Therefore, collectability of balances due from its retrocessional reinsurers is critical to Sirius Group’s financial strength.

In 2011, 2010 and 2009, Sirius Group purchased group excess of loss retrocessional coverage for its non-U.S. and non-Japan earthquake-related exposures. At April 1, 2011, Sirius Group purchased coverage providing $61.0 million of reinsurance protection through partially placed coverage layers in excess of Sirius Group’s retention of $35.0 million. Sirius Group will recognize the full $61.0 million recovery if a covered earthquake loss reaches $110.0 million. At April 1, 2010, Sirius Group purchased coverage for $65.0 million in excess of $45.0 million. At December 31, 2011, losses incurred for the February 2011 New Zealand earthquake totaled $44.4 million, which is less than the $45 million retention; accordingly, Sirius Group has not recovered any losses from this coverage. At April 1, 2009, Sirius Group purchased coverage for $65.0 million in excess of $35.0 million, and this coverage applies to losses incurred from the Chile earthquake. During 2010, Sirius Group recovered the full $65.0 million limit under the earthquake cover as a result of the Chile Earthquake in February 2010.

Sirius Group’s aviation reinsurance program is intended to reduce exposure to a frequency of small losses, a single large loss, or a combination of both. In 2012, for the proportional and facultative aviation portfolios, reinsurance protection was purchased on average in excess of a market loss of $150.0 million up to a full airline policy limit of $2.25 billion. For the non-proportional aviation portfolio, reinsurance protection includes a 15% quota share treaty and several excess of loss covers with varying attachment points and limits. In addition, the non-proportional portfolio is protected by $30.0 million in the form of first event industry loss warranties (“ILW”), and $6.0 million of available limit in the form of second event ILWs. The first event ILWs attach at industry event levels between $400.0 million and $900.0 million. The second event ILWs attach at industry event levels between $300.0 million and $600.0 million.

Sirius International Group, Ltd.

(formerly White Mountains Re Group, Ltd.)

Notes to the Consolidated Financial Statements

For accident and health, Sirius Group has excess of loss protection covering personal accident and life of €10.0 million ($13.0 million based on the December 31, 2011 EUR to USD exchange rate) of protection in excess of a €5.0 million ($6.5 million based on the December 31, 2011 EUR to USD exchange rate) retention for the Stockholm, Hamburg, Liege and Singapore branches.

For 2011, Sirius Group ceded 19% of its trade credit business under a quota share retrocession, which supported growth in this line. The treaty was renewed for 2012 at a 20% cession percentage for credit business and 50% for bond business.

All of Sirius Group’s excess of loss reinsurance protections includes provisions that reinstate coverage at a cost of 100% or more of the original reinsurance premium.

In 2000, Sirius America purchased a reinsurance contract from Imagine Re (the “Imagine Cover”) to reduce its statutory operating leverage and protect its statutory surplus from adverse development relating to A&E exposures as well as the reserves assumed in certain recent acquisitions. In accordance with ASC 944, the amounts related to reserves transferred to Imagine Re for liabilities incurred as a result of past insurable events were accounted for as retroactive reinsurance. During 2010, Sirius America determined that the full reinsurance recoverable under the Imagine Cover was due. Accordingly, Sirius America billed Imagine Re for the remaining balance due under the Imagine Cover and withdrew this amount from a trust that included invested assets that fully collateralized the reinsurance recoverable balance. As of December 31, 2010, Sirius America had collected all amounts due from Imagine Re. At December 31, 2009, Sirius America had $16.3 million of unamortized deferred gains related to the Imagine Cover. During 2010, as a result of the collection of the reinsurance recoverable balance due under the Imagine Cover, Sirius America recognized the remaining $16.3 million of unamortized deferred gains. Sirius Group recognized $4.6 million of deferred gains during 2009.

At December 31, 2011, Sirius Group had $13.9 million of reinsurance recoverables on paid losses and $339.7 million of reinsurance that will become recoverable if claims are paid in accordance with current reserve estimates. The following table provides a listing of Sirius Group’s top reinsurers based upon recoverable amounts, the percentage of total recoverables and the reinsurer’s A.M. Best Rating.

Top Reinsurers ($ in millions)	Balance at December 31, 2011	% of Total	A.M. Best Rating(1)	% Collateralized
General Reinsurance Corporation	$42.7	12%	A++	1%
Swiss Re Group	40.2	11%	A+	20%
Olympus Reisurance Company (2)	35.5	10%	NR-5	100%
Lloyds of London(3)	27.2	8%	A	8%
Michigan Catastrophic Claims Association	14.6	4%	N/A(4)	—%

(1)          A.M. Best ratings as detailed above are: “A++” (Superior, which is the highest of fifteen financial strength ratings), “A+” (Superior, which is the second highest of fifteen financial strength ratings, “A” (Excellent, which is the third highest of fifteen financial and “NR-5” (Not formally followed) strength ratings).

(2)          Non-U.S. insurance entities. Balances are fully collateralized through funds held, letters of credit or trust agreements.

(3)          Represents the total of reinsurance recoverables due to Sirius Group from all Lloyds Syndicates.

(4)          Michigan Catastrophic Claims Association (“MCCA”) is a non-profit unincorporated association of which every insurance company that sells automobile coverage in Michigan is required to be a member.  A.M. Best does not rate MCCA. Sirius Group acquired its recoverable from MCCA pursuant to its acquisition of Stockbridge.

Sirius International Group, Ltd.

(formerly White Mountains Re Group, Ltd.)

Notes to the Consolidated Financial Statements

NOTE 5. Investment Securities

Net Investment Income

Sirius Group’s net investment income is comprised primarily of interest income associated with Sirius Group’s fixed maturity investments, dividend income from its equity investments and interest income from its short-term investments. Net investment income for 2011, 2010 and 2009 consisted of the following:

	Year Ended December 31,
Millions	2011	2010	2009
Investment income:
Fixed maturity investments	$96.0	$109.0	$131.0
Short-term investments	6.7	1.7	2.5
Common equity securities	4.4	5.6	2.8
Convertible fixed maturity investments	0.8	0.1	1.3
Other long-term investments	4.6	5.7	3.4
Interest on funds held under reinsurance treaties	(0.5)	(1.7)	(7.3)
Total investment income	112.0	120.4	133.7
Investment expenses	(14.8)	(12.9)	(11.9)
Net investment income, pre-tax	$97.2	$107.5	$121.8

Net Realized and Unrealized Investment Gains (Losses)

	Year Ended December 31,
Millions	2011	2010	2009
Net realized investment gains (losses), pre-tax	$59.4	$56.6	$(48.8)
Net unrealized investment gains (losses) pre-tax	45.1	(63.9)	167.0
Net realized and unrealized investment gains (losses), pre-tax	104.5	(7.3)	118.2
Income taxes attributable to realized and unrealized investment gains (losses)	(28.6)	(34.3)	(40.2)
Net realized and unrealized investment gains (losses), after-tax	$75.9	$(41.6)	$78.0

Net realized investment gains (losses)

Net realized investment gains (losses) for 2011, 2010 and 2009 consisted of the following:

	Year Ended December 31,
Millions	2011	2010	2009
Fixed maturity investments	$18.0	$43.2	$0.6
Common equity securities	15.9	2.5	(13.2)
Convertible fixed maturity investments	(0.1)	0.3	3.3
Other long-term investments	25.6	10.6	(39.5)
Net realized investment gains (losses), pre-tax	59.4	56.6	(48.8)
Income taxes attributable to realized invesment gains (losses)	(15.8)	(17.5)	7.1
Net realized investment gains (losses), after-tax	$43.6	$39.1	$(41.7)

Sirius Group recognized gross realized investment gains of $102.9 million, $104.7 million and $69.2 million and gross realized investment losses of $43.5 million, $48.1 million and $118.0 million on sales of investment securities during 2011, 2010 and 2009.

As of December 31, 2011 and 2010 Sirius Group reported $0.6 million, and $32.9 million in accounts receivable, and $11.4 million, and $8.1 million in accounts payable on unsettled trades, respectively, reported within other assets and other liabilities.

Sirius International Group, Ltd.

(formerly White Mountains Re Group, Ltd.)

Notes to the Consolidated Financial Statements

Net unrealized investment gains (losses)

The following table summarizes changes in the carrying value of investments measured at fair value:

	Year Ended December 31, 2011
Millions	Net unrealized gains (losses)	Net foreign currency gains (losses)	Total changes in fair value reflected in earnings
Fixed maturity investments	$20.8	$68.8	$89.6
Short-term investments	—	(1.0)	(1.0)
Common equity securities	(19.9)	(1.7)	(21.6)
Convertible fixed maturity investments	(2.9)	—	(2.9)
Other long-term investments	(22.4)	3.4	(19.0)
Net unrealized investment gains (losses), pre-tax	(24.4)	69.5	45.1
Income taxes attributable to unrealized investment gains (losses)	5.1	(17.9)	(12.8)
Net unrealized investment gains (losses), after-tax	$(19.3)	$51.6	$32.3

	Year Ended December 31, 2010
Millions	Net unrealized gains (losses)	Net foreign currency gains (losses)	Total changes in fair value reflected in earnings
Fixed maturity investments	$(25.9)	$(52.8)	$(78.7)
Short-term investments	—	1.0	1.0
Common equity securities	19.8	(9.6)	10.2
Convertible fixed maturity investments	(2.2)	—	(2.2)
Other long-term investments	13.6	(7.8)	5.8
Net unrealized investment gains (losses), pre-tax	5.3	(69.2)	(63.9)
Income taxes attributable to unrealized investment gains (losses)	1.3	(18.1)	(16.8)
Net unrealized investment gains (losses), after-tax	$6.6	$(87.3)	$(80.7)

	Year Ended December 31, 2009
Millions	Net unrealized gains (losses)	Net foreign currency gains (losses)	Total changes in fair value reflected in earnings
Fixed maturity investments	$152.7	$(73.7)	$79.0
Short-term investments	—	—	—
Common equity securities	38.8	(10.0)	28.8
Convertible fixed maturity investments	9.6	—	9.6
Other long-term investments	54.6	(5.0)	49.6
Net unrealized investment gains (losses), pre-tax	255.7	(88.7)	167.0
Income taxes attributable to unrealized investment gains (losses)	(66.6)	19.3	(47.3)
Net unrealized investment gains (losses), after-tax	$189.1	$(69.4)	$119.7

Sirius International Group, Ltd.

(formerly White Mountains Re Group, Ltd.)

Notes to the Consolidated Financial Statements

The following table summarizes the amount of total gains (losses) included in earnings attributable to unrealized investment gains (losses) for Level 3 investments for the years ended December 31, 2011, 2010 and 2009:

	Year Ended December 31,
Millions	2011	2010	2009
Fixed maturity investments	$(4.3)	$6.9	$23.0
Common equity securities	(1.6)	(25.5)	6.6
Convertible fixed maturity investments	—	—	—
Other long-term investments	(19.8)	34.3	33.1
Total unrealized investment gains (losses), pre-tax - Level 3 investments	$(25.7)	$15.7	$62.7

The components of Sirius Group’s change in unrealized investment gains (losses), after-tax, as recorded on the statements of operations and comprehensive income (loss) were as follows:

	Year Ended December 31,
Millions	2011	2010	2009
Change in equity in net unrealized gains (losses) from investments in unconsolidated affiliates, pre-tax	$(108.8)	$(5.0)	$1.4
Income tax benefit (expense)	5.2	0.8	(0.3)
Change in equity in net unrealized gains (losses) from investments in unconsolidated affiliates, after-tax	(103.6)	(4.2)	1.1
Change in net unrealized foreign currency gains (losses) on investments through accumulated other comprehensive income, after-tax	(90.1)	79.5	135.9
Total investments gains (losses) through accumulated other comprehensive income, after-tax	(193.7)	75.3	137.0
Change in net unrealized investment gains (losses), after-tax	32.3	(80.7)	119.7
Net realized investment gains (losses), after-tax	43.6	39.1	(41.7)
Total investment gains (losses) recorded during the period, after-tax	$(117.8)	$33.7	$215.0

Investment Holdings

The cost or amortized cost, gross unrealized investment gains and losses, net foreign currency gains and losses, and carrying values of Sirius Group’s fixed maturity investments as of December 31, 2011 and 2010, were as follows:

	December 31, 2011
	Cost or	Gross	Gross	Net foreign
	amortized	unrealized	unrealized	currency	Carrying
Millions	cost	gains	losses	gains (losses)	value
Fixed maturity investments:
US Government and agency obligations	$85.8	$3.5	$(0.1)	$0.4	$89.6
Debt securities issued by industrial corporations	1,080.9	35.3	(5.5)	(3.0)	1,107.7
Municipal obligations	0.5	—	—	—	0.5
Mortgage-backed and asset-backed securities	1,162.6	11.0	(2.7)	10.5	1,181.4
Foreign government, agency and provincial obligations	543.0	10.4	—	(3.5)	549.9
Preferred stocks	4.0	—	(0.5)		3.5
Total fixed maturity investments	$2,876.8	$60.2	$(8.8)	$4.4	$2,932.6

Sirius International Group, Ltd.

(formerly White Mountains Re Group, Ltd.)

Notes to the Consolidated Financial Statements

	December 31, 2010
	Cost or	Gross	Gross	Net foreign
	amortized	unrealized	unrealized	currency	Carrying
Millions	cost	gains	losses	gains (losses)	value
Fixed maturity investments:
US Government and agency obligations	$95.7	$4.5	$(0.7)	$0.1	$99.6
Debt securities issued by industrial corporations	1,214.9	39.6	(14.1)	(37.9)	1,202.5
Municipal obligations	1.2	—	—	—	1.2
Mortgage-backed and asset-backed securities	1,112.8	10.2	(8.5)	(12.9)	1,101.6
Foreign government, agency and provincial obligations	1,038.0	7.1	(6.6)	(8.7)	1,029.8
Preferred stocks	4.3	0.2	(0.1)	(0.1)	4.3
Total fixed maturity investments	$3,466.9	$61.6	$(30.0)	$(59.5)	$3,439.0

The cost or amortized cost and carrying value of Sirius Group’s fixed maturity investments and convertible fixed maturity investments, at December 31, 2011 is presented below by contractual maturity. Actual maturities could differ from contractual maturities because borrowers may have the right to call or prepay certain obligations with or without call or prepayment penalties.

	December 31, 2011
Millions	Cost or amortized cost	Carrying value
Due in one year or less	$481.1	$488.5
Due after one year through five years	900.3	923.7
Due after five years through ten years	329.7	338.1
Due after ten years	22.9	21.7
Mortgage-backed and asset-backed securities	1,140.3	1,158.6
Preferred stocks	4.0	3.5
Total	$2,878.3	$2,934.1

The cost or amortized cost, gross unrealized investment gains and losses, net foreign currency gains and losses, and carrying values of Sirius Group’s common equity securities, convertible fixed maturities and other long-term investments as of December 31, 2011 and 2010, were as follows:

	December 31, 2011
				Net foreign
	Cost or	Gross unrealized	Gross unrealized	Currency	Carrying
Millions	amortized cost	gains	losses	gains (losses)	Value
Common equity securities	$216.2	$20.9	$(2.8)	$—	$234.3
Convertible fixed maturity investments	$1.5	$—	$—	$—	$1.5
Other long-term investments	$120.7	$17.3	$(17.7)	$(3.4)	$116.9

	December 31, 2010
				Net foreign
	Cost or	Gross unrealized	Gross unrealized	Currency	Carrying
Millions	amortized cost	gains	losses	gains (losses)	Value
Common equity securities	$249.4	$39.2	$(1.1)	$1.7	$289.2
Convertible fixed maturity investments	$26.7	$2.9	$—	$—	$29.6
Other long-term investments	$185.5	$30.7	$(8.7)	$(6.9)	$200.6

Sales and maturities of investments, excluding short-term investments, totaled $3,848.3 million, $2,445.0 million and $2,184.3 million for the years ended December 31, 2011, 2010 and 2009. There were no non-cash exchanges or involuntary sales of investment securities during 2011, 2010 or 2009.

Sirius International Group, Ltd.

(formerly White Mountains Re Group, Ltd.)

Notes to the Consolidated Financial Statements

Investments held on deposit or as collateral

Sirius Group’s consolidated reinsurance operations are required to maintain deposits with certain insurance regulatory agencies in order to maintain their insurance licenses. The fair value of such deposits which are included within total investments totaled $130.7 million and $130.2 million as of December 31, 2011 and 2010.

Fair value measurements at December 31, 2011

Sirius Group’s invested assets measured at fair value include fixed maturity securities, common and preferred equity securities, convertible fixed maturity securities and other long-term investments, such as hedge funds and private equities. Fair value measurements reflect management’s best estimate of the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. Fair value measurements fall into a hierarchy with three levels based on the nature of the inputs. Fair value measurements based on quoted prices in active markets for identical assets are at the top of the hierarchy (“Level 1”), followed by fair value measurements based on observable inputs that do not meet the criteria for Level 1, including quoted prices in inactive markets and quoted prices in active markets for similar, but not identical instruments (“Level 2”). Measurements based on unobservable inputs, including a reporting entity’s estimates of the assumptions that market participants would use are at the bottom of the hierarchy (“Level 3”).

Sirius Group uses quoted market prices or other observable inputs to estimate fair value for the vast majority of its investment portfolio. Investments valued using Level 1 inputs include fixed maturities, primarily U.S. Treasury securities, publicly-traded common equities and short-term investments, which include U.S. Treasury Bills. Investments valued using Level 2 inputs consist of fixed maturities, including corporate debt, state and other government debt, convertible fixed maturity securities and mortgage-backed and asset-backed securities. Fair value estimates for investments classified as Level 3 measurements include investments in hedge funds, private equity funds and certain investments in fixed maturities and common equity securities. Fair value measurements for securities for which observable inputs are unavailable are estimated using industry standard pricing models and observable inputs such as benchmark interest rates, matrix pricing, market comparables, broker quotes, issuer spreads, bids, offers, credit ratings, prepayment speeds and other relevant inputs. In circumstances where quoted prices or observable inputs are adjusted to reflect management’s best estimate of fair value, such fair value measurements are considered a lower level measurement in the fair value hierarchy.

Sirius Group employs a number of procedures to assess the reasonableness of the fair value measurements for its other long-term investments, including obtaining and reviewing each fund’s audited financial statements and discussing each fund’s pricing with the fund’s manager. However, since the fund managers do not provide sufficient information to evaluate the pricing inputs and methods for each underlying investment, the inputs are considered to be unobservable. Accordingly, the fair values of Sirius Group’s investments in hedge funds and private equity funds have been classified as Level 3 measurements. The fair value of Sirius Group’s investments in hedge funds and private equity funds has been estimated using net asset value.

In addition to the investments described above, Sirius Group has $31.2 million and $36.5 million of investment-related liabilities recorded at fair value and included in other liabilities as of December 31, 2011 and 2010.  These liabilities relate to securities that have been sold short by limited partnerships in which Sirius Group has investments and is required to consolidate under GAAP.  All of the liabilities included have been deemed to have a Level 1 designation.

Sirius International Group, Ltd.

(formerly White Mountains Re Group, Ltd.)

Notes to the Consolidated Financial Statements

Fair Value Measurements by Level

The following tables summarize Sirius Group’s fair value measurements for investments at December 31, 2011 and 2010, by level.

	December 31, 2011
Millions	Fair value	Level 1 Inputs	Level 2 Inputs	Level 3 Inputs
Fixed maturities:
U.S. Government and agency obligations	$89.6	$80.8	$8.8	$—

Debt securities issued by corporations:
Consumer	418.0	—	418.0	—
Industrial	174.8	—	174.8	—
Financials	161.4	3.8	157.6	—
Communications	121.7	—	121.7	—
Energy	79.5	—	79.5	—
Utilities	74.5	—	74.5	—
Basic materials	68.9	—	68.9	—
Technology	5.4	—	5.4	—
Diversified	3.5	—	3.5	—
Total debt securities issued by corporations:	1,107.7	3.8	1,103.9	—

Municipal obligations	0.5	—	0.5	—
Mortgage-backed and asset-backed securities	1,181.4	—	1,168.6	12.8
Foreign government, agency and provincial obligations	549.9	58.3	491.6	—
Preferred stocks	3.5	—	3.5	—
Total fixed maturity investments	2,932.6	142.9	2,776.9	12.8

Short-term investments	355.2	355.2	—	—

Common equity securities:
Financials	111.7	79.1	1.4	31.2
Consumer	54.3	54.1	0.2	—
Basic materials	15.3	14.1	1.2	—
Technology	15.3	15.3	—	—
Energy	12.2	12.2	—	—
Utilities	9.8	9.6	0.2	—
Other	15.7	12.9	2.4	0.4
Total common equity securities	234.3	197.3	5.4	31.6

Convertible fixed maturity investments	1.5	—	1.5	—
Other long-term investments(1)	105.8	—	—	105.8
Total investments	$3,629.4	$695.4	$2,783.8	$150.2

(1)          Excludes carrying value of $11.1 associated with other long-term investment limited partnerships accounted for using the equity method.

Sirius International Group, Ltd.

(formerly White Mountains Re Group, Ltd.)

Notes to the Consolidated Financial Statements

	December 31, 2010
Millions	Fair value	Level 1 Inputs	Level 2 Inputs	Level 3 Inputs
Fixed maturities:
U.S. Government and agency obligations	$99.6	$89.6	$10.0	$—

Debt securities issued by corporations:
Consumer	412.5	—	412.5	—
Industrial	288.9	—	288.9	—
Financials	172.1	6.3	165.8	—
Communications	142.0	—	142.0	—
Basic materials	73.8	—	73.8	—
Utilities	55.6	—	55.6	—
Energy	50.0	—	50.0	—
Technology	7.6	—	7.6	—
Total debt securities issued by corporations:	1,202.5	6.3	1,196.2	—

Municipal obligations	1.2	—	1.2	—
Mortgage-backed and asset-backed securities	1,101.6	—	1,069.5	32.1
Foreign government, agency and provincial obligations	1,029.8	70.1	959.7	—
Preferred stocks	4.3	—	4.3	—
Total fixed maturity investments	3,439.0	166.0	3,240.9	32.1

Short-term investments	483.0	386.4	96.6	—

Common equity securities:
Financials	109.3	77.7	1.1	30.5
Consumer	64.3	63.5	0.8	—
Basic materials	30.4	28.7	1.7	—
Energy	20.5	20.5	—	—
Utilities	18.9	18.3	—	0.6
Technology	22.9	21.6	1.3	—
Other	22.9	21.7	0.8	0.4
Total common equity securities	289.2	252.0	5.7	31.5

Convertible fixed maturity investments	29.6	—	29.6	—
Other long-term investments(1)	179.9	—	—	179.9
Total investments	$4,420.7	$804.4	$3,372.8	$243.5

(1)          Excludes carrying value of $20.7 associated with other long-term investment limited partnerships accounted for using the equity method.

Sirius International Group, Ltd.

(formerly White Mountains Re Group, Ltd.)

Notes to the Consolidated Financial Statements

Debt securities issued by corporations

The following table summarizes the Standard & Poor’s ratings of the corporate debt securities held in Sirius Group’s investment portfolio as of December 31, 2011 and 2010:

Millions	December 31, 2011	December 31, 2010
AAA	$—	$—
AA	129.3	135.5
A	398.1	469.8
BBB	580.3	581.5
BB	—	15.6
Other	—	0.1
Debt securities issued by corporations	$1,107.7	$1,202.5

Mortgage-backed, Asset-backed Securities

 Sirius Group purchases commercial and residential mortgage-backed securities to maximize its fixed income portfolio’s risk adjusted returns in the context of a diversified portfolio. Sirius Group’s non-agency commercial mortgage-backed portfolio (“CMBS”) is generally short tenor and structurally senior, with more than 20 points of subordination on average for fixed rate CMBS and more than 50 points of subordination on average for floating rate CMBS as of December 31, 2011.  In general, subordination represents the percentage principal loss on the underlying collateral that would be absorbed by other securities lower in the capital structure before the more senior security incurs any loss. Sirius Group believes these levels of protection will mitigate the risk of loss tied to the refinancing challenges facing the commercial real estate market. As of December 31, 2011, on average approximately 2% of the underlying loans were reported as non-performing for all CMBS held by Sirius Group. Sirius Group is not an originator of residential mortgage loans and did not hold any residential mortgage-backed securities (“RMBS”) categorized as sub-prime as of December 31, 2011. In addition, Sirius Group’s investments in hedge funds and private equities contain negligible amounts of sub-prime mortgage-backed securities as of December 31, 2011. Sirius Group considers sub-prime mortgage-backed securities as those that have underlying loan pools that exhibit weak credit characteristics or those that are issued from dedicated sub-prime shelves or dedicated second-lien shelf registrations (i.e., Sirius Group considers investments backed primarily by second-liens to be sub-prime risks regardless of credit scores or other metrics).

Sirius Group categorizes mortgage-backed securities as “non-prime” (also called “Alt A” or “A-”) that are backed by collateral that has overall credit quality between prime and sub-prime based on Sirius Group’s review of the characteristics of their underlying mortgage loan pools, such as credit scores and financial ratios. Sirius Group’s non-agency residential mortgage-backed portfolio is generally of moderate average life and structurally senior. Sirius Group does not own any collateralized debt obligations, including residential mortgage-backed collateralized debt obligations.

Sirius International Group, Ltd.

(formerly White Mountains Re Group, Ltd.)

Notes to the Consolidated Financial Statements

	December 31, 2011			December 31, 2010
Millions	Fair Value	Level 2	Level 3	Fair Value	Level 2	Level 3
Mortgage-backed securities:
Agency:
GNMA	$665.1	$665.1	$—	$578.0	$555.5	$22.5
FNMA	171.1	171.1	—	158.9	158.9	—
FHLMC	31.0	31.0	—	30.6	30.6	—
Total Agency(1)	867.2	867.2	—	767.5	745.0	22.5
Non-agency:
Residential	65.6	52.8	12.8	84.2	74.6	9.6
Commercial	111.8	111.8	—	56.8	56.8	—
Total Non-agency	177.4	164.6	12.8	141.0	131.4	9.6

Total mortgage-backed securities	1,044.6	1,031.8	12.8	908.5	876.4	32.1
Other asset-backed securities:
Credit card receivables	55.8	55.8	—	123.1	123.1	—
Vehicle receivables	58.2	58.2	—	69.9	69.9	—
Other	22.8	22.8	—	0.1	0.1	—
Total other asset-backed securities	136.8	136.8	—	193.1	193.1	—
Total mortgage and asset-backed securities	$1,181.4	$1,168.6	$12.8	$1,101.6	$1,069.5	$32.1

(1)          Represents publicly traded mortgage-backed securities which carry the full faith and credit guaranty of the U.S. government (i.e., GNMA) or are guaranteed by a government sponsored entity (i.e., FNMA, FHLMC).

Non-agency Mortgage Securities

The security issuance years of Sirius Group’s investments in non-agency CMBS and non-agency RMBS securities as of December 31, 2011 are as follows:

		Security Issuance Year
Millions	Fair Value	2003	2006	2007	2009	2010	2011
Non-agency CMBS	$111.8	$—	$—	$13.0	$7.3	$1.0	$90.5
Non-agency RMBS	65.6	3.3	23.0	24.0	—	1.1	14.2
Total	$177.4	$3.3	$23.0	$37.0	$7.3	$2.1	$104.7

Sirius International Group, Ltd.

(formerly White Mountains Re Group, Ltd.)

Notes to the Consolidated Financial Statements

Non-agency Residential Mortgage Securities

The classification of the underlying collateral quality and the tranche levels of Sirius Group non-agency RMBS securities are as follows as of December 31, 2011:

Millions	Fair Value	Super Senior (1)	Senior (2)	Subordinate (3)
Prime	$52.0	$20.5	$31.5	$—
Non-prime	13.6	12.8	0.8	—
Sub-prime	—	—	—	—
Total	$65.6	$33.3	$32.3	$—

(1)  At issuance, Super Senior were rated AAA by Standard & Poor’s, Aaa by Moody’s, or AAA by Fitch and were senior to other AAA or Aaa bonds.

(2)  At issuance, Senior were rated AAA by Standard & Poor’s or Aaa by Moody’s and were senior to non-AAA or non-Aaa bonds.

(3)  At issuance, Subordinate were not rated AAA by Standard & Poor’s or Aaa by Moody’s and were junior to AAA or Aaa bonds.

Non-agency Commercial Mortgage Securities

The amount of fixed and floating rate securities and their tranche levels of Sirius Group’s non-agency CMBS securities are as follows as of December 31, 2011:

Millions	Fair Value	Super Senior (1)	Senior (2)	Subordinate (3)
Fixed rate CMBS	$97.3	$13.7	$83.6	$—
Floating rate CMBS	14.6	13.0	1.6	—
Total	$111.9	$26.7	$85.2	$—

(1)  At issuance, Super Senior were rated AAA by Standard & Poor’s, Aaa by Moody’s, or AAA by Fitch and were senior to other AAA or Aaa bonds.

(2)   At issuance, Senior were rated AAA by Standard & Poor’s or Aaa by Moody’s and were senior to non-AAA or non-Aaa bonds.

(3)  At issuance, Subordinate were not rated AAA by Standard & Poor’s or Aaa by Moody’s and were junior to AAA or Aaa bonds.

Other long-term investments

Sirius Group holds investments in hedge funds and private equity funds, which are included in other long-term investments. The fair value of these investments has been estimated using the net asset value of the funds. At December 31, 2011, Sirius Group held limited partnership and limited liability corporation investments in 11 hedge funds and 19 private equity funds. The largest investment in a single fund was $16.9 million at December 31, 2011.

Sirius International Group, Ltd.

(formerly White Mountains Re Group, Ltd.)

Notes to the Consolidated Financial Statements

The following table summarizes investments in hedge funds and private equity interests by investment objective and sector at December 31, 2011 and December 31, 2010:

	December 31, 2011		December 31, 2010
Millions	Fair Value	Unfunded Commitments	Fair Value	Unfunded Commitments
Hedge funds
Long/short equity	$11.7	$—	$10.6	$—
Long/short credit & distressed	17.3	—	19.0	—
Long/short equity REIT	0.0	—	25.2	—
Long diversified strategies	16.9	—	24.0	—
Long/short equity activist	10.1	—	10.4	—
Long bank loan	0.3	—	3.1	—
Total hedge funds	56.3	—	92.3	—

Private equity funds
Distressed residential real estate	—	—	24.6	—
Multi-sector	7.5	4.5	6.9	4.2
Energy infrastructure & services	11.8	8.3	10.6	5.6
Manufacturing/Industrial	6.2	—	17.9	—
International multi-sector, Europe	7.8	0.2	10.5	0.6
Private equity secondaries	3.8	4.0	3.5	1.5
Real estate	5.1	3.3	4.9	3.9
International multi-sector, Asia	3.6	2.7	4.9	2.7
Insurance	0.2	—	0.4	—
Venture capital	2.4	0.5	2.2	1.0
Healthcare	1.1	7.0	0.8	4.0
Total private equity funds	49.5	30.5	87.2	23.5
Total hedge and private equity funds included in other long-term investments	$105.8	$30.5	$179.5	$23.5

Redemption of investments in certain hedge funds is subject to restrictions including lock-up periods where no redemptions or withdrawals are allowed, restrictions on redemption frequency and advance notice periods for redemptions.  Amounts requested for redemptions remain subject to market fluctuations until the redemption effective date, which generally falls at the end of the defined redemption period.

The following summarizes the December 31, 2011 fair value of hedge funds subject to restrictions on redemption frequency and advance notice period requirements for investments in active hedge funds:

	Notice Period
Millions Redemption frequency	30-59 days notice	60-89 days notice	90-119 days notice	120+ days notice	Total
Monthly	$—	$—	$—	$—	$—
Quarterly	1.4	19.0	8.5	—	28.9
Semi-annual	—	5.1	—	—	5.1
Annual	16.9	—	5.1	0.3	22.3
Total	$18.3	$24.1	$13.6	$0.3	$56.3

Sirius International Group, Ltd.

(formerly White Mountains Re Group, Ltd.)

Notes to the Consolidated Financial Statements

Certain of the hedge fund investments in which Sirius Group is invested are no longer active and are in process of disposing of their underlying investments. Distributions from such funds are remitted to investors as the fund’s underlying investments are liquidated.  At December 31, 2011, distributions of $1.7 million were outstanding from these investments. The actual amount of the final distribution remittances remain subject to market fluctuations. The date at which such remittances will be received is not determinable at December 31, 2011.

Sirius Group has not submitted any redemption requests for its investments in active hedge funds.

Investments in private equity funds are generally subject to a “lock-up” period during which investors may not request a redemption. Distributions prior to the expected termination date of the fund may be limited to dividends or proceeds arising from the liquidation of the fund’s underlying investments. In addition, certain private equity funds provide an option to extend the lock-up period at either the sole discretion of the fund manager or upon agreement between the fund and the investors. At December 31, 2011, investments in private equity funds were subject to lock-up periods as follows:

Millions	1-3 years	3 – 5 years	5 – 10 years	>10 years	Total
Private Equity Funds — expected lock-up period remaining	$12.2	$—	$31.1	$6.2	$49.5

Rollforward of Fair Value Measurements by Level

Sirius Group uses quoted market prices where available as the inputs to estimate fair value for its investments in active markets. Such measurements are considered to be either Level 1 or Level 2 measurements, depending on whether the quoted market price inputs are for identical securities (Level 1) or similar securities (Level 2). Level 3 measurements for fixed maturities, common equity securities, convertible fixed maturities and other long-term investments at December 31, 2011 are comprised of securities for which the estimated fair value has not been determined based upon quoted market price inputs for identical or similar securities.

The following table summarizes the changes in Sirius Group’s fair value measurements by level for the year ended December 31, 2011:

			Level 3 Investments
Millions	Level 1 Investments	Level 2 Investments	Fixed Maturities	Common equity securities	Convertible fixed maturities	Other long- term investments		Total
Balance at January 1, 2011	$804.4	$3,372.8	$32.1	$31.5	$—	$179.9	(1)	$4,420.7 (1)
Total realized and unrealized (losses) gains	(7.5)	103.5	0.1	(1.2)	—	7.9		102.8
Foreign currency gains (losses) through OCI and other revenue	4.3	(76.2)	(4.4)	1.6	—	(5.0)		(79.7)
Amortization/Accretion	0.9	(36.8)	0.3	—	—	—		(35.6)
Purchases	3,832.2	3,509.8	134.4	15.9	—	19.4		7,511.7
Sales	(3,938.9)	(4,238.3)	(0.7)	(16.2)	—	(96.4)		(8,290.5)
Transfers in	—	164.9	15.9	—	—	—		180.8
Transfers out	—	(15.9)	(164.9)	—	—	—		(180.8)
Balance at December 31, 2011	$695.4	$2,783.8	$12.8	$31.6	—	$105.8	(2)	$3,629.4 (2)

(1)          Excludes carrying value of $20.7 associated with other long-term investment limited partnerships accounted for using the equity method.

(2)          Excludes carrying value of $11.1 associated with other long-term investment limited partnerships accounted for using the equity method

Sirius International Group, Ltd.

(formerly White Mountains Re Group, Ltd.)

Notes to the Consolidated Financial Statements

Fair Value Measurements — transfers between levels

Transfers between levels are recorded using the fair value measurement as of the end of the quarterly period in which the event or change in circumstance giving rise to the transfer occurred.

During 2011, ten securities which had been classified as Level 3 measurements at January 1, 2011 were recategorized as Level 2 measurements because quoted market prices for similar securities that were considered reliable and could be validated against an alternative source were available at December 31, 2011. These measurements comprise “Transfers out” of Level 3 and “Transfers in” to Level 2 of $164.9 million in fixed maturities for the period ended December 31, 2011. Two securities that were classified as Level 2 investments at January 1, 2011 were priced with unobservable inputs during the current period and represent the “Transfers in” of $15.9 million in Level 3 investments.  The fair value of these securities were estimated using industry standard pricing models, in which management selected inputs using its best judgment.  These securities are considered to be Level 3 because the measurements are not directly observable. At December 31, 2011, the estimated fair value for these securities determined using the industry standard pricing models was $1.5 million less than the estimated fair value based upon quoted prices provided by a third party.

NOTE 6. Debt

Sirius Group’s debt outstanding as of December 31, 2011 and 2010 consisted of the following:

	December 31,
Millions	2011	2010
SIG Senior Notes, at face value	$400.0	$400.0
Unamortized original issue discount	(0.7)	(0.8)
SIG Senior Notes, carrying value	399.3	399.2

Old Lyme	2.1	—
Total debt	$401.4	$399.2

A schedule of contractual repayments of Sirius Group’s debt as of December 31, 2011 follows:

Millions	December 31, 2011
Due in one year or less	$—
Due in two to three years	—
Due in four to five years	2.1
Due after five years	400.0
Total	$402.1

SIG Senior Notes

In March 2007, the Company issued $400.0 million face value of senior unsecured notes (“SIG Senior Notes”) at an issue price of 99.715% for net proceeds of $392.0 million after taking into effect both deferrable and non-deferrable issuance costs, including the interest rate lock agreement described below. The SIG Senior Notes were issued in an offering that was exempt from the registration requirements of the Securities Act of 1933. The SIG Senior Notes bear an annual interest rate of 6.375%, payable semi-annually in arrears on March 20 and September 20, until maturity in March 2017.

SIG incurred $3.6 million in expenses related to the issuance of the SIG Senior Notes (including $2.6 million in underwriting fees), which have been deferred and are being recognized into interest expense over the life of the SIG Senior Notes.

Sirius International Group, Ltd.

(formerly White Mountains Re Group, Ltd.)

Notes to the Consolidated Financial Statements

In anticipation of the issuance of the SIG Senior Notes, SIG entered into an interest rate lock agreement to hedge its interest rate exposure from the date of the agreement until the pricing of the SIG Senior Notes. The agreement was terminated on March 15, 2007 with a loss of $2.4 million, which was recorded in other comprehensive income. The loss is being reclassified from accumulated other comprehensive income over the life of the SIG Senior Notes using the interest method and is included in interest expense. At December 31, 2011, the unamortized balance of the loss remaining in accumulated other comprehensive income was $1.2 million.

Taking into effect the amortization of the original issue discount and all underwriting and issuance expenses, including the interest rate lock agreement, the SIG Senior Notes yield an effective rate of 6.49% per annum. Sirius Group recorded $26.1 million of interest expense, inclusive of amortization of issuance costs and the interest rate lock agreement, on the SIG Senior Notes for the years ended December 31, 2011, 2010, and 2009.

At December 31, 2011, Sirius Group was in compliance with all of the covenants under the SIG Senior Notes.

Old Lyme

On December 30, 2011 Sirius Group acquired the run-off loss reserve portfolio of Old Lyme (see Note 2).  As part of the acquisition Sirius Group entered into a five-year $2.1 million purchase note.  The principal amount of the purchase note is subject to upward adjustments for favorable loss reserve development (up to 50% of $6.0 million) and downward adjustments for any adverse loss reserve development.

Sierra Note

In connection with its acquisition of the Sierra Insurance Group Companies (“Sierra Group”) on March 31, 2004, Sirius Group entered into a $62.0 million purchase note (the “Sierra Note”), $58.0 million of which may be adjusted over its six-year term to reflect favorable or adverse loss reserve development on the acquired reserve portfolio and run-off of remaining policies in force (mainly workers compensation business), as well as certain other balance sheet protections. Since inception the principal of the Sierra Note had been reduced by $29.0 million as a result of adverse development on the acquired reserves and run-off of unearned premium, which includes $5.2 million and $22.8 million of adverse development which occurred during 2008 and 2005 and $1.9 million and $9.1 million of favorable development in 2010 and 2007. Interest accrued on the unpaid balance of the Sierra Note at a rate of 4.0% per annum, compounded quarterly, and was payable at its maturity.

On October 31, 2008, Sirius Group disposed of its remaining interest in the Sierra Group as part of the Berkshire Hathaway Inc. (“Berkshire”) Exchange transaction, which was a transaction between White Mountains and Berkshire where Berkshire exchanged substantially all if its ownership stake in White Mountains. Sirius Group was still obligated to repay the Sierra Note, but Berkshire provided Sirius Group an indemnity, whereby Berkshire reimbursed Sirius Group all amounts due under the Sierra Note at its maturity, as adjusted for future reserve development, except for the portion of interest on the Sierra Note that accrued from its issue date through December 31, 2007, plus interest on this accrued amount through the date of repayment.

The Sierra Note matured on March 31, 2010.  However, the final amount due was in dispute with respect to the amount of loss reserve development.  On September 15, 2010, Sirius Group paid Sierra the undisputed amounts owed of $42.8 million on the Sierra Note which consisted of $33.0 million for the principal repayment and $9.8 million for accrued interest.  Berkshire reimbursed Sirius Group $36.7 million, which was consisted of the $33.0 million principal balance and $3.7 million for accrued interest.

During the fourth quarter of 2011, the dispute was settled through arbitration.  Sirius Group paid the interest accrued on the Sierra Note and recognized $5.5 million of interest expense.

Interest

Total interest expense incurred by Sirius Group for its indebtedness was $31.6 million, $26.6 million and $26.1 million in 2011, 2010 and 2009. Total interest paid by Sirius Group for its indebtedness was $31.0 million, $31.6 million and $25.5 million in 2011, 2010 and 2009, respectively.

Sirius International Group, Ltd.

(formerly White Mountains Re Group, Ltd.)

Notes to the Consolidated Financial Statements

NOTE 7. Income Taxes

The Company and its Bermuda domiciled subsidiaries are not subject to Bermuda income tax under current Bermuda law.  In the event there is a change in the current law such that taxes are imposed, the Company and its Bermuda domiciled subsidiaries would be exempt from such tax until March 31, 2035, pursuant to the Bermuda Exempted Undertakings Tax Protection Act of 1966. The Company has subsidiaries and branches that operate in various other jurisdictions around the world that are subject to tax in the jurisdictions in which they operate.  The jurisdictions in which the Company’s subsidiaries and branches are subject to tax are Australia, Belgium, Canada, Germany, Gibraltar, Luxembourg, the Netherlands, Singapore, Sweden, Switzerland, the United Kingdom and the United States.

The total income tax (expense) benefit for the years ended December 31, 2011, 2010 and 2009 consisted of the following:

	Year Ended December 31,
Millions	2011	2010	2009
Current tax benefit (expense):
U.S. Federal	$8.2	$(0.8)	$5.8
State	(0.5)	(0.9)	—
Non-U.S.	(1.0)	(9.2)	(6.7)
Total current tax benefit (expense)	6.7	(10.9)	(0.9)

Deferred tax (expense) benefit:
U.S. Federal	(13.0)	(7.0)	(68.8)
State	—	—	—
Non-U.S.	36.1	3.5	(32.0)
Total deferred tax benefit (expense)	23.1	(3.5)	(100.8)
Total income tax benefit (expense)	$29.8	$(14.4)	$(101.7)

Effective Rate Reconciliation

A reconciliation of taxes calculated using the 35% U.S. statutory rate to the income tax (expense) benefit on pre-tax income follows:

	Year Ended December 31,
Millions	2011	2010	2009
Tax (expense) at the statutory rate	$(30.0)	$(48.2)	$(162.0)
Differences in taxes resulting from:
Change in valuation allowance	52.1	(0.4)	46.5
Non-U.S. earnings, net of foreign taxes	3.9	28.9	11.8
Tax rate change enacted in Luxembourg	1.2	—	—
Tax exempt interest and dividends	0.7	0.4	0.1
Tax reserve adjustments	0.6	—	4.0
Tax return adjustments	(0.2)	(0.3)	(0.3)
Withholding taxes	(0.6)	(0.3)	(0.1)
Sale of subsidiary- basis difference	—	4.5	—
Other, net	2.1	1.0	(1.7)
Total income tax benefit (expense) on pre-tax earnings	$29.8	$(14.4)	$(101.7)

The non-U.S. component of pre-tax income was $62.0 million, $96.1 million and $ 275.9 million for the years ended December 31, 2011, 2010 and 2009.

Sirius International Group, Ltd.

(formerly White Mountains Re Group, Ltd.)

Notes to the Consolidated Financial Statements

Tax Payments and Receipts

Net income tax payments to national, state and local governments totaled $16.3 million, $8.4 million and $21.8 million for the years ended December 31, 2011, 2010 and 2009.

Deferred Tax Inventory

Deferred income taxes reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts for tax purposes. An outline of the significant components of Sirius Group’s deferred tax assets and liabilities follows:

	Year Ended December 31,
Millions	2011	2010
Deferred income tax assets related to:
Non-U.S. net operating loss carry-forward	$206.5	$166.3
U.S. federal net operating loss and capital carryforwards	91.6	81.2
Loss reserve discount	48.0	55.6
Tax credit carryforwards	10.1	10.2
Incentive compensation and benefit accruals	6.4	8.4
Unearned Premiums	4.0	8.7
Deferred interest	0.5	0.8
Investment basis differences	0.1	6.5
Allowance for doubtful accounts	0.7	1.6
Other items	2.1	9.6
Total gross deferred income tax assets	$370.0	$348.9
Valuation allowance	(5.4)	(0.5)
Total net deferred tax asset	$364.6	$348.4

Deferred income tax liabilities related to:
Safety reserve (See Note 11)	$370.0	$378.5
Net unrealized investment gains	12.4	19.6
Deferred acquisition costs	5.5	9.7
Foreign currency translations on investments and other assets	3.9	3.5
Other items	2.0	2.9
Total deferred income tax liabilities	$393.8	$414.2

Net deferred tax liability	$29.2	$65.8

Sirius Group’s deferred tax assets are net of U.S. federal and non-U.S. valuation allowances and, to the extent they relate to non-U.S. jurisdictions, they are shown at year-end exchange rates.

Valuation Allowance

Sirius Group records a valuation allowance against deferred tax assets if it becomes more likely than not that all or a portion of a deferred tax asset will not be realized. Changes in valuation allowances from period to period are included in income tax expense in the period of change. In determining whether or not a valuation allowance, or change therein, is warranted, Sirius Group considers factors such as prior earnings history, expected future earnings, carryback and carryforward periods and strategies that if executed would result in the realization of a deferred tax asset.  During the next twelve months, it is possible that certain planning strategies will no longer be sufficient to utilize the entire deferred tax asset, which could result in material changes to Sirius Group’s deferred tax assets and tax expense.

Sirius International Group, Ltd.

(formerly White Mountains Re Group, Ltd.)

Notes to the Consolidated Financial Statements

The $5.4 million and $0.5 million valuation allowance at December 31, 2011 and 2010, respectively, relates primarily to deferred tax assets in Luxembourg subsidiaries (discussed below under “net operating loss carry-forwards) that are not expected to have significant income in the future.

Release of Valuation Allowance in Luxembourg

During the fourth quarter of 2011, Sirius Group recorded a $52.3 million tax benefit from the release of a valuation allowance against a deferred tax asset in a Luxembourg-domiciled wholly owned subsidiary, White Sands Holdings S.a.r.l. (“WSH”). During the fourth quarter, Sirius Group reorganized its corporate structure to optimize operational and capital efficiency.  As a result of the Reorganization, WSH realized a loss of approximately $198 million on the disposal of its participation in the entity WM Clay which created a deferred tax asset of approximately $57.0 million.  There was a full valuation allowance against these deferred tax assets in periods prior to the fourth quarter of 2011 because the Company did not expect future taxable income to utilize them.  During the fourth quarter, additional internal debt instruments were added to Sirius International Holdings Sweden AB.  Some of these debt instruments were contributed to WSH.    The valuation allowance released at WSH is equal to the expected future tax benefit that the consolidated group expects to realize.

Net Operating Loss and Capital Loss Carryforwards

NOL and capital loss carryforwards as of December 31, 2011, the expiration dates and the deferred tax assets thereon are as follows:

	December 31, 2011
Millions	United States	Luxembourg	Sweden	Total
2012-2016	$2.4	—	—	$2.4
2017-2021	17.3	—	—	17.3
2022-2031	242.1	—	—	242.1
No expiration date	—	707.2	10.7	717.9
Total	261.8	707.2	10.7	979.7

Gross Deferred Tax Asset	91.6	203.7	2.8	298.1
Valuation Allowance	—	(5.1)	(0.3)	(5.4)
Net Deferred Tax Asset	$91.6	$198.6	$2.5	$292.7

Sirius Group expects to utilize net operating loss carryforwards in Luxembourg of $689.4 million but does not expect to utilize the remainder as they belong to companies that are not expected to have significant income in the future.  These losses primarily relate to tax deductible write-downs in 2007 and 2008 of investments in U.S. subsidiaries held by Luxembourg subsidiaries.  Included in the U.S. net operating loss carryforwards are losses of $28.4 million subject to an annual limitation on utilization under Internal Revenue Code Section 382.  At December 31, 2011, there were foreign tax credit carryforwards available of $8.8 million, which begin to expire in 2016.  Also, at December 31, 2011, there were alternative minimum tax credit carryforwards of $1.2 million which do not expire.

During 2010, White Mountains International S.a.r.l. (“WMI”) received a tax ruling in Luxembourg which allowed it to change its tax functional currency in Luxembourg to the Swedish kronor from the euro.  Pursuant to the ruling, WMI revalued its NOL carryforwards in Luxembourg using the December 31, 2008 euro/kronor exchange rate.  This resulted in the company recording an $11.9 million deferred tax benefit in 2010 for the increase in its NOLs in Luxembourg.

ASC 740-10

Under ASC 740-10, recognition of the benefit of a given tax position is based upon whether or not a company determines that it is more likely than not that a tax position will be sustained upon examination based upon the technical merits of the position. In evaluating the more-likely-than-not recognition threshold, Sirius Group must presume that the tax position will be subject to examination by a taxing authority with full knowledge of all relevant information. If the recognition threshold is met, then the tax position is measured at the largest amount of benefit that is more than 50% likely of being realized upon ultimate settlement.

Sirius International Group, Ltd.

(formerly White Mountains Re Group, Ltd.)

Notes to the Consolidated Financial Statements

A reconciliation of the beginning and ending amount of unrecognized tax benefits is as follows:

Millions	Permanent Differences (1)	Temporary Differences (2)	Interest and Penalties (3)	Total
Balance at January 1, 2009	$5.4	$8.7	$0.4	$14.5
Changes in prior year tax positions	0.6	2.3	—	2.9
Tax positions taken during the current year	1.1	3.7	—	4.8
Lapse in statute of limitations	—	—	—	—
Settlements with tax authorities	(5.4)	(3.0)	(0.4)	(8.8)
Balance at December 31, 2009	1.7	11.7	—	13.4
Changes in prior year tax positions	—	—	0.2	0.2
Tax positions taken during the current year	—	4.9	—	4.9
Lapse in statute of limitations	—	—	—	—
Settlements with tax authorities	—	—	(0.1)	(0.1)
Balance at December 31, 2010	1.7	16.6	0.1	18.4
Changes in prior year tax positions	—	—	—	—
Tax positions taken during the current year	—	0.8	—	0.8
Lapse in statute of limitations	—	(5.7)	—	(5.7)
Settlements with tax authorities	(0.6)	—	(0.1)	(0.7)
Balance at December 31, 2011	$1.1	$11.7	$—	$12.8

(1)  Represents the amount of unrecognized tax benefits that, if recognized, would impact the effective tax rate.

(2)  Represents the amount of unrecognized tax benefits that, if recognized would create a temporary difference between the reported amount of an item in the Company’s Consolidated Balance Sheet and its tax basis.

(3)  Net of tax benefit.

If recognized, $1.1 million (tax plus interest and penalties) would be recorded as a reduction to income tax expense. Also included in the balance at December 31, 2011, are $11.7 million of tax positions for which ultimate deductibility is highly certain but the timing of deductibility is uncertain. Because of the impact of deferred tax accounting, other than interest and penalties, the disallowance of the shorter deductibility period would not affect the effective tax rate but would accelerate the payment of cash to the taxing authority to an earlier period.  On November 18, 2009, the Internal Revenue Service (“IRS”) released a coordinated issue paper outlining their position with respect to loss reserves.  The vast majority of the increase during 2009 relates to deductions for loss reserves in which the timing of the deductions is uncertain.

Sirius Group classifies all interest and penalties on unrecognized tax benefits as part of income tax expense. During the years ended December 31, 2011, 2010 and 2009 Sirius Group recognized $(0.1) million, $0.1 million, $(0.4) million in interest (benefit) expense, respectively, net of any tax benefit. The balance of accrued interest at December 31, 2011 and 2010 is $0 million and $0.1 million, net of any tax benefit.

Tax Examinations

With few exceptions, Sirius Group is no longer subject to U.S. federal, state or non-U.S. income tax examinations by tax authorities for years before 2005.

On October 14, 2009, a settlement was reached with the IRS on the 2003 through 2004 federal tax exam for certain U.S. subsidiaries of Sirius Group.  For years prior to 2005, the U.S. subsidiaries of Sirius Group filed a consolidated return with other U.S. domiciled subsidiaries of White Mountains. The settlement resulted in a net benefit of $1.7 million to Sirius Group.

The IRS conducted an examination of income tax returns for 2006 and 2007 for certain U.S. subsidiaries of Sirius Group.  On October 26, 2011, the Sirius Group received and signed the IRS Revenue Agent’s Report, which contained no proposed adjustments.

Sirius International Group, Ltd.

(formerly White Mountains Re Group, Ltd.)

Notes to the Consolidated Financial Statements

NOTE 8.   Employee Benefit Plans and Long-Term Incentive Compensation Plans

Employee Benefit Plans

Sirius Group operates several retirement plans in accordance with the local regulations and practices. These plans cover substantially all Sirius Group employees and provide benefits to employees in event of death, disability or retirement.

Non-U.S.:

Employees of Sirius International can participate in retirement plans through their branch office. The plans vary due to different government regulations as well as different standards and practices in each country. In Sweden and Belgium, where defined benefit pension plans are government mandated Sirius International’s employees participate in collective agreements funded by Sirius International. These collective agreements are managed by third party trustees who calculate the pension obligation, invoice Sirius International for additional funding, and invest the funds. Employees in Germany are covered by defined benefit pension plans sponsored by Sirius International called Sirius Ruck Service GmbH Pension Plan. Employees in the United Kingdom are eligible to participate in defined contribution plan, where Sirius International contributes 12% of the employee’s salary. Contributed funds are invested into an annuity of the employee’s choosing. Employees in Switzerland are eligible to participate in the industry-sponsored Swisscanto pension plan. The plan is a combination of a defined contribution and a defined benefit plan. For the plan, Sirius International incurs 60% of the total premium charges and the employees incur the remaining 40%. Sirius International recognized expenses related to these various plans of $10.1 million, $7.6 million, and $5.7 million in 2011, 2010, and 2009.

Scandinavian Re and Sirius International Bermuda Branch employees (the “Bermuda Companies”) sponsor defined contribution plans which cover substantially all of those employees. Under these plans, the Bermuda Companies are required to contribute 10% of each participant’s salary into an individual account maintained by an independent pension administrator. Employees become vested in the Bermuda Companies’ contributions after two years of service. The Bermuda Companies recognized expenses of $0.5 million in 2011, $0.4 million in 2010, and $0.2 million in 2009.

U.S.:

Sirius International Holding Company Inc. (“SIHC”) sponsors a defined contribution plan (the “401(k) Plan”) which offers participants the ability to invest their balances in several different investment options, including the common shares of White Mountains. As of December 31, 2011 and 2010, the 401(k) Plan owned less than 1% of White Mountains common shares.

Through December 31, 2010, the 401(k) plan provided qualifying employees with matching contributions of up to 6% of qualifying employees’ salary. Matching contributions vest based on continuous service over the two year period. Effective January 1, 2011, SIHC amended its 401(k) plan fixed employer match to 4%, which vests immediately, and introduced a Profit Share component.  Every eligible employee is automatically enrolled in this Profit Sharing; contributions are discretionary and can be between 0% and 7% of the eligible compensation in a given year. SIHC recognized expenses of $1.0 million, $1.0 million, and $1.2 million in 2011, 2010, and 2009, respectively.

Certain members of senior management participate in the SIHC Deferred Compensation Plan. At the direction of the participants, the trust proceeds are invested in various investment options. At December 31, 2011 and 2010, there was $5.4 million and $5.9 million in a Rabbi Trust for the benefit of the participants in this plan. The Rabbi Trust assets are invested in various investment options at the direction of the participants. The deferred compensation liability is recorded at fair value under FAS 159 (included in ASC 825-10) within other liabilities and the corresponding investments held in the Rabbi Trust are recorded at fair value under FAS 159 within other assets on the consolidated balance sheets.  In the event of insolvency, the assets of the Rabbi Trust may be liquidated to satisfy the obligations of SIHC.

Sirius International Group, Ltd.

(formerly White Mountains Re Group, Ltd.)

Notes to the Consolidated Financial Statements

Long-Term Incentive Compensation Plans

Sirius Group maintains certain incentive compensation plans that provide for granting of phantom performance shares and performance units to certain key employees of Sirius Group and its subsidiaries. Performance shares are granted from the White Mountains Long Term Incentive Plan. Awards are earned subject to the attainment of pre-specified performance goals at the end of a three-year period or as otherwise determined. Results that significantly exceed pre-specified targets result in a performance share or unit payouts of up to 200% of value whereas results significantly below target result in no payout. Performance shares and units earned are typically paid in cash or by deferral into certain non-qualified compensation plans of Sirius Group. For the years ended December 31, 2011, 2010, and 2009, Sirius Group expensed $11.0 million, $15.9 million, and $12.3 million, respectively. Accrued incentive compensation for open performance cycles for these plans were $24.0 million and $23.1 million at December 31, 2011 and 2010.

NOTE 9.   Common Shareholder’s Equity

Common Shareholders

Sirius Group is an indirect wholly-owned subsidiary of Sirius International Insurance Group Ltd., an exempted Bermuda limited liability company. Sirius International Insurance Group Ltd. is a wholly-owned subsidiary of Lone Tree Holdings Ltd., which in turn is a wholly-owned subsidiary of White Mountains.

Return of Paid-in Capital

During the fourth quarter of 2011, White Mountains completed a rebranding and reorganization of its reinsurance business.  Under the Reorganization, White Mountains’ reinsurance businesses adopted the Sirius name globally and Sirius America became a wholly owned subsidiary of Sirius International.

In conjunction with the Reorganization, the following capital transactions occurred in October 2011:

•                  Sirius America paid $250.0 million to its immediate parent, which included $67.2 million of dividends and a $182.8 million return of capital;

•                  Sirius International paid $169.0 million to an intermediate holding company of Sirius Group for a portion if Sirius America.

•                  An intermediate holding company of Sirius Group contributed the remaining shares of Sirius America with a GAAP book value of $436.3 million to Sirius International, which now owns 100% of the shares of Sirius America;

•                  Sirius Group distributed $425.0 million to White Mountains, which included approximately $300.0 million that was freed up at Sirius International and Sirius America as a result of the Reorganization and the commutation of quota-share agreements between Sirius Group and Esurance Insurance as a result of the Esurance Insurance Sale (See Note 11);

•                  White Mountains contributed a portion of its common share investment in Symetra to an intermediate holding company of Sirius Group.  At December 31, 2011, Sirius Group’s investment in Symetra had a carrying value of $261.0 million.

In connection with the Reorganization, A.M. Best upgraded the financial strength rating of Sirius America from “A-” (Excellent, the fourth highest of fifteen ratings) to a group “A” (Excellent, the third highest of fifteen ratings), consistent with Sirius International’s rating, and all financial strength ratings from the four major ratings agencies were affirmed with stable outlook. Additionally, A.M. Best upgraded the creditworthiness ratings to “bbb” (Adequate, the ninth highest of twenty-two ratings) from “bbb-” (Adequate, the tenth highest of twenty-two ratings) on the SIG Senior Notes and to “bb+” (Speculative, the eleventh highest of twenty-two ratings) from “bb” (Speculative, the twelfth highest of twenty-two ratings) on the SIG Preference Shares. Standard & Poor’s upgraded the creditworthiness ratings to “BBB” (Adequate, the ninth highest of twenty-two ratings) from “BBB-” (Adequate, the tenth highest of twenty-two ratings) on the SIG Senior Notes and to “BB+” (Speculative, the eleventh highest of twenty-two ratings) from “BB” (Speculative, the twelfth highest of twenty-two ratings) on the SIG Preference Shares.

Sirius International Group, Ltd.

(formerly White Mountains Re Group, Ltd.)

Notes to the Consolidated Financial Statements

In connection with the Reorganization, Sirius International and Sirius America entered into a capital maintenance agreement, which obligates Sirius International to make contributions to the Sirius America’s surplus in order for Sirius America to maintain surplus equal to at least 125% of the company action level risk based capital as defined in the NAIC Property/Casualty Risk-Based Capital Report. The agreement provides for a maximum contribution to Sirius America of $200.0 million.  In addition, in 2011, Sirius International also provides Sirius America with an accident year stop loss reinsurance, which protects Sirius America’s accident year loss and allocated loss adjustment expense ratio in excess of 70%, which was renewed in 2012 with a limit of $110 million.

In 2010, Sirius America distributed $150.0 million to its immediate parent through a share redemption. This share redemption was approved by the appropriate regulatory authorities. As a result of this share redemption, the Company returned paid-in capital of $150.0 million to White Mountains. In addition there was a capital contribution from White Mountains of $21.1 million related to the investment in Symetra Common Shares.  See Note 11.

In 2009, Sirius Group reorganized its reinsurance operations whereby the in-force business and infrastructure of WMRe Bermuda was transferred to Sirius International, which established a branch office in Bermuda to maintain the group’s presence in the Bermuda market.  As part of the reorganization, Sirius Group distributed $350.0 million to White Mountains.

Dividends

During 2011, 2010, and 2009, the Company paid common dividends of approximately $182.0 million, $88.0 million, and $183.1 million, in cash, investments, and other assets, respectively, to White Mountains.

NOTE 10. Statutory Capital and Surplus

Sirius Group’s operations are subject to regulation and supervision in each of the jurisdictions where they are domiciled and licensed to conduct business. Generally, regulatory authorities have broad supervisory and administrative powers over such matters as licenses, standards of solvency, premium rates, policy forms, investments, security deposits, methods of accounting, form and content of financial statements, reserves for unpaid loss and LAE, reinsurance, minimum capital and surplus requirements, dividends and other distributions to shareholders, periodic examinations and annual and other report filings.

Non-.U.S:

Sirius International is subject to regulation and supervision by the Swedish Financial Supervisory Authorities (the “FSA”). As Sweden is a member of the European Union (the “EU”), the FSA supervision is recognized across all locations within the EU. Generally, the FSA has broad supervisory and administrative powers over such matters as licenses, standards of solvency, investments, methods of accounting, form and content of financial statements, minimum capital and surplus requirements, annual and other report filings. In general, such regulation is for the protection of policyholders rather than shareholders. Sirius Group believes that it is in compliance with all applicable laws and regulations pertaining to its business that would have a material effect on its financial position in the event of non-compliance.

Sirius International’s total regulatory capital at December 31, 2011 was $2.1 billion, which was in excess of the minimum requirements of the FSA.  In accordance with Swedish regulations, Sirius International holds restricted equity of $1.6 billion as a component of Swedish statutory regulatory capital, which includes the $1.4 billion safety reserve as further discussed below.

Scandinavian Re and White Shoals Re are subject to regulation and supervision by the Bermuda Monetary Authority (“BMA”). Generally, the BMA has broad supervisory and administrative powers over such matters as licenses, standards of solvency, investments, methods of accounting, form and content of financial statements, minimum capital and surplus requirements, and annual and other report filings. In general, such regulation is for the protection of policyholders rather than shareholders. As of December 31, 2011, Scandinavian Re and White Shoals Re had statutory capital and surplus of $27.6 million and $15.4 million respectively, which was in excess of the minimum requirements of the BMA.

Sirius International Group, Ltd.

(formerly White Mountains Re Group, Ltd.)

Notes to the Consolidated Financial Statements

The financial services industry in the United Kingdom is regulated by the Financial Services Authority (“UK FSA”). The UK FSA regulates insurers, insurance intermediaries and Lloyd’s. The UK FSA and Lloyd’s have common objectives in ensuring that the Lloyd’s market is appropriately regulated. Lloyd’s is required to implement certain rules prescribed by the UK FSA by the powers it has under the Lloyd’s Act of 1982 (“Lloyd’s Act”) relating to the operation of the Lloyd’s market. In addition, each year the UK FSA requires Lloyd’s to satisfy an annual solvency test that measures whether Lloyd’s has sufficient assets in the aggregate to meet all the outstanding liabilities of its members.

Lloyd’s permits its corporate and individual members (“Members”) to underwrite insurance risks through Lloyd’s syndicates. Members of Lloyd’s may participate in a syndicate for one or more underwriting years by providing capital to support the syndicate’s underwriting. All syndicates are managed by Lloyd’s approved managing agents. Managing agents receive fees and profit commissions in respect of the underwriting and administrative services they provide to the syndicates. Lloyd’s prescribes, in respect of its managing agents and Members, certain minimum standards relating to their management and control, solvency and various other requirements.

Sirius Group participates in the Lloyd’s market through the 100% ownership of White Mountains Sirius Capital Ltd., a Lloyd’s corporate Member, which in turn provides underwriting capacity to Syndicate 1945. Syndicate 1945 commenced underwriting on July 1, 2011 and Whittington Capital Management Ltd. is its managing agent. The Syndicate 1945 stamp capacity for 2012 is £67 million ($104 million based on the December 31, 2011 GBP to USD exchange rate). Stamp capacity is a measure of the amount of net premium (premiums written less acquisition costs) that a syndicate is authorized by Lloyd’s to write.

U.S.:

In general, insurance and reinsurance regulations in the U.S are for the protection of policyholders rather than shareholders. In addition, the National Association of Insurance Commissioners (“NAIC”) uses risk-based capital (“RBC”) standards for property and casualty insurers as a means of monitoring certain aspects affecting the overall financial condition of insurance companies. At December 31, 2011, Sirius America and Central National exceeded their respective RBC requirements.

Sirius America’s policyholders’ surplus, as reported to various regulatory authorities as of December 31, 2011 and 2010, was $533.7 million and $742.6 million. Sirius America’s statutory net income for the years ended December 31, 2011, 2010 and 2009 was $101.4 million, $70.2 million and $46.9 million. The principal differences between Sirius America’s statutory amounts and the amounts reported in accordance with GAAP include deferred acquisition costs, deferred taxes, gains recognized under retroactive reinsurance contracts and market value adjustments for debt securities. Sirius America’s statutory policyholders’ surplus at December 31, 2011 was in excess of the minimum requirements of relevant state insurance regulations.

Central National’s policyholders’ surplus, as reported to various regulatory authorities as of December 31, 2011 and 2010, was $13.4 million and $15.0 million. Central National’s statutory net income (loss) for the years ended December 31, 2011 and 2010 was $0.1 million and $1.6 million. Central National’s statutory policyholders’ surplus at December 31, 2011 was in excess of the minimum requirements of relevant state insurance regulations.

Dividend Capacity

Under the insurance laws of the states and jurisdictions under which Sirius Group’s reinsurance operating subsidiaries are domiciled, a reinsurer is restricted with respect to the timing and the amount of dividends it may pay without prior approval by regulatory authorities. Accordingly, there can be no assurance regarding the amount of such dividends that may be paid by such subsidiaries in the future. Following is a description of the dividend capacity of Sirius Group’s reinsurance operating subsidiaries:

Subject to certain limitations under Swedish law, Sirius International is permitted to transfer all or a portion of its pre-tax income to its Swedish parent companies to minimize taxes (referred to as a group contribution). In 2011, Sirius International transferred $74.0 million of its 2010 pre-tax income to its Swedish parent companies as a group contribution. In 2012, Sirius International intends to transfer approximately $80.0 million (based on December 31, 2011 SEK to USD exchange rate) of its 2011 pre-tax income to its Swedish parent companies as a group contribution.

Sirius International Group, Ltd.

(formerly White Mountains Re Group, Ltd.)

Notes to the Consolidated Financial Statements

Sirius International has the ability to pay dividends subject to the availability of unrestricted statutory surplus. Historically, Sirius International has allocated the majority of its pre-tax income, after group contributions to its Swedish parent companies, to the Safety Reserve (see “Safety Reserve” below). At December 31, 2011, Sirius International had $514.9 million (based on December 31, 2011 SEK to USD exchange rate) of unrestricted statutory surplus, which is available for distribution in 2012. During 2011, Sirius International paid $177 million of dividends to its immediate parent. In connection with the Reorganization, Sirius International’s unrestricted statutory surplus increased by $436.3 million due to the contribution of the remaining shares of Sirius America.

Sirius America has the ability to pay dividends to its intermediate parent, which is an indirect wholly-owned subsidiary of Sirius International, during any 12-month period without the prior approval of regulatory authorities in an amount set by formula based on the lesser of net investment income, as defined by statute, or 10% of statutory surplus, in both cases as most recently reported to regulatory authorities, subject to the availability of earned surplus. Based upon December 31, 2011 statutory surplus of $533.7 million, Sirius America has the ability to pay $53.4 million of dividends during 2012 without prior approval of regulatory authorities, which can not occur prior to October 2012 due to the 12-month limitation, subject to the availability of earned surplus.  At December 31, 2011, Sirius America had $75.5 million of earned surplus.

During 2011, Sirius Group distributed a total of $182.0 million to its immediate parent in addition to the $425.0 million distribution that was made as part of the Reorganization for a total of $607.0 million

At December 31, 2011, Sirius Group and its intermediate holding companies had $75.1 million of net unrestricted cash, short-term investments and fixed maturity investments and $16.3 million of other long-term investments outside of its regulated and unregulated insurance and reinsurance operating subsidiaries.

Safety Reserve

Subject to certain limitations under Swedish law, Sirius International is permitted to transfer pre-tax amounts into an untaxed reserve referred to as a safety reserve. At December 31, 2011, Sirius International’s safety reserve amounted to SEK 9.6 billion or $1.4 billion at the December 31, 2011 exchange rate of 6.86 USD to SEK. Under GAAP, an amount equal to the safety reserve, net of a related deferred tax liability established at the Swedish tax rate of 26.3%, is classified as common shareholders’ equity. Generally, this deferred tax liability is only required to be paid by Sirius International if it fails to maintain predetermined levels of premium writings and loss reserves in future years. As a result of the indefinite deferral of these taxes, Swedish regulatory authorities do not apply any taxes to the safety reserve when calculating solvency capital under Swedish insurance regulations. Accordingly, under local statutory requirements, an amount equal to the deferred tax liability on Sirius International’s safety reserve ($370.0 million at December 31, 2011) is included in solvency capital. Access to the safety reserve is restricted to coverage of insurance losses. Access for any other purpose requires the approval of Swedish regulatory authorities. Similar to the approach taken by Swedish regulatory authorities, most major rating agencies generally include the $1.4 billion balance of the safety reserve, without any provision for deferred taxes, in Sirius International’s capital when assessing Sirius International’s financial strength.

NOTE 11. Investments in Unconsolidated Affiliates

Sirius Group’s investments in unconsolidated affiliates represent investments in other companies in which Sirius Group has a significant voting and economic interest but does not control the entity.

Symetra

On July 1, 2010, White Mountains exchanged 8,051,530 common shares of Symetra with a book value of $159.6 million to Sirius Group for cash and investments equal to the fair value of the Symetra common shares of $100.0 million. As a result of this transaction, Sirius Group recognized $21.1 million in additional paid-in capital and a contribution of $28.1 million in unrealized gains to other comprehensive income (net of deferred taxes of $10.4 million).

Sirius International Group, Ltd.

(formerly White Mountains Re Group, Ltd.)

Notes to the Consolidated Financial Statements

As a part of the Reorganization, White Mountains contributed the remainder of its common share investment in Symetra to an intermediate holding company of Sirius Group. As a result of this contribution, Sirius Group received 9,348,470 common shares of Symetra with a book value of $241.2 million in addition to $0.9 million of cash through its subsidiary White Mountains Holdings NLBV and recognized $162.8 million in additional paid-in capital and an increase of $79.3 million in unrealized gains on investments.

Sirius Group accounts for its investment in common shares of Symetra using the equity method. Under the equity method, the GAAP carrying value of Sirius Group’s investment in Symetra common shares is normally equal to the percentage of Symetra’s GAAP book value represented by Sirius Group’s common share ownership, which was 14.7% at December 31, 2011.  Under GAAP, a decline in the fair value of an investment is considered to be other-than-temporary when the fair value of the investment is not expected to recover to its GAAP carrying value in the near term.  Declines in the fair value of an investment that are considered to be other-than-temporary are recognized as a write-down to the GAAP carrying value of the investment.

At December 31, 2011, due to the prolonged low interest rate environment in which life insurance companies currently operate, Sirius Group concluded that its investment in Symetra common shares was other-than-temporarily impaired and wrote down the GAAP book value of the investment to its estimated fair value of $261.0 million, or $15 per share at December 31, 2011.  As a result, Sirius Group does not believe that the accounting impairment equates to an impairment in Symetra’s long term intrinsic value. Sirius Group recorded $45.9 million of after-tax equity in losses of unconsolidated affiliates and $136.6 million of after-tax equity in net unrealized losses of unconsolidated affiliates.  The GAAP fair value of an investment is the price that would be paid by a market participant to acquire it in the investment’s principal (or most advantageous) market. For investments that are publicly traded, quoted market prices generally provide the best measurement of GAAP fair value.

However, a decline in the quoted market price of an investment below its GAAP carrying value is not necessarily indicative of a loss in value that is other-than-temporary, and in circumstances where the characteristics of the investment being measured are not the same as those for which quoted market prices are available, unadjusted quoted market prices do not represent GAAP fair value. Sirius Group’s investment in Symetra common shares is different than the shares that are traded on the public stock exchange, principally due to the size of its position and White Mountains’ representation on Symetra’s Board of Directors. In circumstances like this, GAAP requires that fair value be determined giving consideration to multiple valuation techniques. Management considered three different valuation techniques to determine the GAAP fair value of Sirius Group’s investment in Symetra common shares at December 31, 2011.

Valuation techniques based on actuarial appraisal

When determining the value of life insurance holding companies that are acquisition targets, market participants commonly utilize an approach that values the company as the sum of (A) adjusted statutory net worth of any regulated life insurance companies (i.e. statutory surplus plus asset valuation reserve) plus the GAAP net assets of any non-life businesses, less holding company debt and (B) the present value of future earnings related to business in force as of the valuation date plus the present value of future earnings related to business written after the valuation date. Part A of the calculation can be performed using observable inputs from the statutory and GAAP financial statements. Part B of the calculation requires a large number of actuarial calculations including assumptions such as discount rates, mortality, persistency and future investment results that, while based on historical data and are supportable, are nonetheless judgmental and largely unobservable.

For Symetra, part A is approximately $15 per share as of December 31, 2011. Symetra management provided its Board of Directors (of which White Mountains has 2 representatives) with an internal actuarial appraisal that demonstrates that part B would be a meaningful positive value in most reasonable scenarios. When determining the GAAP fair value of Sirius Group’s investment in Symetra common shares at December 31, 2011, management ascribed the greatest weight to part A, as it is observable and less subjective.

Sirius International Group, Ltd.

(formerly White Mountains Re Group, Ltd.)

Notes to the Consolidated Financial Statements

Valuation techniques based on multiples from recent transactions

Sirius Group uses growth in adjusted book value to assess Symetra’s financial performance. Adjusted book value excludes unrealized gains and losses from Symetra’s fixed maturity investment portfolio. Life insurance industry analysts and market participants commonly use multiples of adjusted book value per share to determine relative values of companies in the life insurance industry.

Applying this approach to Symetra at December 31, 2011, utilizing multiples which were observed in a recently announced transaction within the life insurance industry provides an estimated fair value range from $16 to $30 per share. However, the range of fair value estimates generated by applying the adjusted book value per share multiple and market premium observed in the recently announced transaction is wide, and there have been no other significant acquisitions of life insurance companies in 2011. Therefore, management did not ascribe significant weight to valuations determined using the adjusted book value per share multiple or market price premium observed in recent acquisition activity when determining the GAAP fair value of Sirius Group’s investment in Symetra common shares at December 31, 2011.

Valuation techniques based on quoted market prices

White Mountains’ representation on Symetra’s Board of Directors gives it the ability to exercise significant influence over Symetra’s operations and policies. Generally, market participants are willing to pay a premium to obtain the ability to exert influence over the operations and policies of an investee, which is not reflected in the quoted market price of Symetra’s common shares. There is no reliable means to calculate the value of this premium for an investment in a life insurance company. The actuarial appraisals used by market participants described above implicitly consider the ability to influence an investee’s operations and policies in the actuarial assumptions underlying projected future earnings, but the value associated with the ability to exert influence is not explicitly calculated separately from other components of value. As a result, management did not ascribe significant weight to valuations based on quoted market prices when determining the GAAP fair value of Sirius Group’s investment in Symetra common shares at December 31, 2011, as the premium associated with the ability to exert influence over the operations and policies of Symetra is unobservable and highly subjective.

After considering these valuation techniques, management determined that the best estimate of the GAAP fair value of Sirius Group’s investment in Symetra’s common shares at December 31, 2011 was $15 per share. Given the scarcity of relevant observable inputs and the wide range of estimates developed under the approaches used, the estimated GAAP fair value of Sirius Group’s investment in Symetra’s common shares involved a significant degree of judgment, is very subjective in nature and, accordingly, is considered a Level 3 fair value measurement.

During 2011, Sirius Group received cash dividends from Symetra of $2.5 million on its common share investment which is accounted for as a reduction of Sirius Group’s investment in Symetra in accordance with equity accounting.

Sirius International Group, Ltd.

(formerly White Mountains Re Group, Ltd.)

Notes to the Consolidated Financial Statements

The following table summarizes amounts recorded by Sirius Group relating to its investment in Symetra:

Millions	Common shares	Warrants	Total
Carrying value of investment in Symetra as of January 1, 2010	$—	$38.5	$38.5
Exchange of common shares from parent	100.0	—	100.0
Deemed contribution from parent(1)	59.6	—	59.6
Equity in earnings of Symetra(2)	8.0	—	8.0
Equity in net unrealized gains(losses) from Symetra’s fixed maturity portfolio (3) (6)	(4.7)	—	(4.7)
Dividends received	(0.8)	—	(0.8)
Decrease in value of warrants	—	(1.4)	(1.4)
Carrying value of investment in Symetra as of December 31, 2010(7)	$162.1	$37.1	$199.2
Decrease in value of warrants	—	(24.5)	(24.5)
Contribution of common shares from parent	241.2	—	241.2
Equity in earnings of Symetra(2)	19.1	—	19.1
Impairment of equity in earnings of Symetra(4)	(50.0)	—	(50.0)
Equity in net unrealized gains (losses) from Symetra’s fixed maturity portfolio(3)	39.7	—	39.7
Impairment of equity in net unrealized gains from Symetra’s fixed maturity portfolio(5)	(148.6)		(148.6)
Dividends received	(2.5)	—	(2.5)
Exchange of warrants to parent	—	(12.6)	(12.6)
Carrying value of investment in Symetra as of December 31, 2011(7)	$261.0	$—	$261.0

(1)   Excludes deferred tax liability of $10.4 recorded in connection with deemed contribution.

(2)   Equity in earnings for the years ended December 31, 2011 and 2010 excludes tax expense of $2.3 and $1.4.

(3)   Net unrealized gains (losses) from Symetra’s fixed maturity portfolio excludes tax (expense) benefit of $(6.9) and $0.8 .

(4)   Impairment of equity in earnings of Symetra excludes tax benefit of $4.1.

(5)   Impairment of equity in net unrealized gains from Symetra’s fixed maturity portfolio excludes tax benefit of $12.0.

(6)   Includes a $1.9 gain from the dilutive effect of Symetra’s public offering

(7)   Includes Sirius Group’s equity in net unrealized gains (losses) from Symetra’s fixed maturity portfolio of $0 and $29.4 as of December 31, 2011 and 2010, which excludes tax expense of $0 and $5.2.

The following table summarizes financial information for Symetra as of December 31, 2011 and 2010:

	December 31,
Millions	2011	2010
Symetra balance sheet data:
Total investments	$26,171.7	$23,500.2
Separate account assets	795.8	881.7
Total assets	28,212.7	25,636.9
Policyholder liabilities	23,140.6	21,591.5
Long-term debt	449.2	449.0
Separate account liabilities	795.8	881.7
Total liabilities	25,078.7	23,256.3
Common shareholder’s equity	3,134.0	2,380.6

Sirius International Group, Ltd.

(formerly White Mountains Re Group, Ltd.)

Notes to the Consolidated Financial Statements

The following table summarizes financial information for Symetra for the years ended December 31, 2011, 2010 and 2009:

	Year Ended December 31,
Millions	2011	2010	2009
Symetra income statement data:
Net premiums earned	$540.5	$473.0	$470.1
Net investment income	1,270.9	1,199.4	1,113.6
Total Revenues	1,999.0	1,875.5	1,714.3
Policy benefits	1,307.3	1,234.6	1,197.3
Total expenses	1,720.0	1,589.4	1,533.2
Net income	199.6	200.9	128.3
Comprehensive net income	780.6	683.1	1,018.6

In 2008, Sirius Group purchased the Symetra Warrants from White Mountains, with the right to acquire 9.5 million common shares of Symetra at fair value for $73.0 million in cash. Sirius Group accounts for its Symetra Warrants under FAS 133 (included in ASC 815), recording the warrants at fair value with changes in fair value recognized through the statement of operations as an investment gain or loss recognized through other revenues.  In December 2012, Sirius Group exchanged its holding in the Symetra Warrants to White Mountains for $12.6 million in cash.

OneBeacon

In 2008, Sirius Group purchased 5,524,862 common shares of OneBeacon for $100.0 million of cash from White Mountains. The difference of $6.9 million between the purchase price of $100.0 million and the carrying value of OneBeacon on White Mountains’ books was recorded by Sirius Group as a reduction of paid-in capital. Sirius Group accounts for its investment in OneBeacon under the equity method.

On July 1, 2011, Sirius Group purchased an additional 1,902,587 common shares of OneBeacon for $25.0 million of cash from White Mountains. The difference of $1.9 million between the purchase price of $25.0 million and the carrying value of OneBeacon on White Mountains’ books was recorded by Sirius Group as a reduction of paid-in capital. Sirius Group continues to account for its investment in OneBeacon under the equity method. Sirius Group’s investment in OneBeacon at December 31, 2011 and 2010 was $85.9 million and $71.9 million, respectively.

For the years ended December 31, 2011 and 2010, Sirius Group recorded a $2.7 million and $6.9 million gain in equity in earnings from its investment in OneBeacon and dividends received of $11.0 million and $18.5 million. Also, for the years ended December 31, 2011 and 2010, Sirius Group recorded an unrealized loss in OneBeacon’s pension liability of $0.8 million and $0.0 million and other unrealized loss of $0.9 million and gain of $0.3 million.

Delos

On August 3, 2006, Sirius Group sold a wholly-owned subsidiary to an investor group led by Lightyear Capital for $138.8 million in cash. As part of the transaction, White Mountains acquired an equity interest of approximately 18% in the acquiring entity, Delos. In the second quarter of 2008, Sirius Group purchased the Delos equity interest from White Mountains for $33.9 million in cash. The purchase price equaled White Mountains equity method carrying value at the time of the purchase and also approximated fair value.  During the fourth quarter 2010, Sirius Group sold its entire interest in Delos and realized a loss of $10.9 million recognized through other revenues. Sirius Group accounted for its investment in Delos under the equity method.  For the year ended December 31, 2009, Sirius Group recorded $0.6 million of pre-tax equity in earnings and $0.9 million of pre-tax unrealized gains from its investment in Delos.

Sirius International Group, Ltd.

(formerly White Mountains Re Group, Ltd.)

Notes to the Consolidated Financial Statements

NOTE 12.  Variable Interest Entities

Prospector Offshore Fund

Sirius Group has determined that the Prospector Offshore Fund, Ltd. (“the Prospector Fund”) is a VIE for which Sirius Group is the primary beneficiary and is required to consolidate the Prospector Fund. At December 31, 2011 and 2010, Sirius Group consolidated total assets of $135.8 million and $145.3 million and total liabilities of $31.6 million and $39.1 million of the Prospector Fund. In addition, at December 31, 2011 and 2010, Sirius Group recorded noncontrolling interest of $38.9 million and $40.6 million in the Prospector Fund. For the years ended December 31, 2011, 2010 and 2009 Sirius Group recorded $0.2 million, $(3.2) million and $(5.0) million of noncontrolling interest income (expense) related to the Fund. At December 31, 2011 and 2010, the net amount of capital at risk is equal to Sirius Group’s investment in the Fund of $65.3 million and $67.7 million, respectively, which represents Sirius Group’s ownership interest of 62.7% and 61.8%, respectively in the Prospector Fund.

NOTE 13. Fair Value of Financial Instruments

Sirius Group carries its financial instruments on its balance sheet at fair value with the exception of the SIG Senior Notes. The fair value of the SIG Senior Notes was determined based on a quoted market price. Because considerable judgment is used, these estimates are not necessarily indicative of amounts that could be realized in a current market exchange. The following summarizes the carrying value and fair value of financial instruments that are not accounted for at fair value:

	December 31, 2011		December 31, 2010
	Fair	Carrying	Fair	Carrying
Millions	Value	Value	Value	Value
SIG Senior Notes	$418.6	$399.3	$390.9	$399.2
Old Lyme Note	2.1	2.1	—	—

NOTE 14.   Transactions with Related Persons

Esurance Insurance

In 2009, Sirius International and Sirius America participated equally in a quota share reinsurance agreement with Esurance Insurance to assume 85% of its business classified as “private passenger automobile”. Both companies paid a commission equal to 18% of the assumed written premium. In addition, the agreement included a profit commission of up to 4% to Esurance Insurance in the event that the loss and LAE ratio for the business assumed was less than 77%. On January 1, 2010, the agreement was changed to a 60% quota share reinsurance that reduced Sirius International’s participation to 17.5%, and the commission paid to 20% for Sirius America and 21% for Sirius International. Otherwise, the agreement contained the same terms and conditions as 2009. On January 1, 2011, the agreement was renewed with Sirius America only with the same terms and conditions as 2010.

On October 7, 2011, White Mountains completed the sale of Esurance Insurance. As a result of this transaction, Esurance Insurance and Sirius America and Sirius International entered into a commutation and release agreement.  In accordance with this agreement, all preliminary balances between Esurance Insurance and Sirius America and Sirius International were settled in cash and investments based on an estimated commutation amount, which was $180.1 million for Sirius America, and $75.3 million for Sirius International.

During 2011, 2010, and 2009, Sirius Group assumed $184.9 million, $435.8 million and $638.7 million of premiums written of which $267.9 million, $477.9 million, and $641.8 million was earned, incurred losses of $192.5 million, $350.8 million, and $484.3 million and commissions of $66.2 million, $114.8 million, and $127.4 million.

Sirius International Group, Ltd.

(formerly White Mountains Re Group, Ltd.)

Notes to the Consolidated Financial Statements

White Mountains Advisors

White Mountains Advisors (“WMA”), a wholly-owned subsidiary of White Mountains, provides investment advisory and management services to Sirius Group and its subsidiaries under an Investment Advisory Services Agreement. Sirius Group incurred $7.8 million, $7.6 million, and $8.2 million of investment fees during 2011, 2010, and 2009, respectively for services provided by WMA. As of December 31, 2011 and 2010, Sirius Group owed $1.6 million and $2.1 million, respectively, to WMA under this agreement.

Prospector

Mr. John Gillespie, a director of White Mountains, is the founder and Managing Member of Prospector Partners LLC (“Prospector”). Prospector serves as a discretionary adviser with respect to specified assets, primarily equity securities, managed by WMA on behalf of White Mountains.

At December 31, 2011 and 2010, Sirius Group had $65.3 million and $67.4 million invested in limited partnership investments managed by Prospector.

Other relationships and transactions

WMA provides investment advisory and management services to Symetra.  At December 31, 2011 and 2010, WMA had $26.3 billion and $23.6 billion of assets under management from Symetra.  During 2011, 2010 and 2009, WMA earned $15.2 million, $13.8 million and $13.7 million in fees from Symetra.

Mr. Howard Clark, a director of White Mountains, was the Vice Chairman of Barclays Capital from 2008 until his retirement in 2011. Barclays Capital has, from time to time, provided various services to White Mountains including investment banking services, brokerage services, underwriting of debt and equity securities and financial consulting services.

Mr. John Gillespie, a director of White Mountains, indirectly through general and limited partnership interests holds a 33% interest in Dowling & Partners Connecticut Fund III, LP (“Fund III”). White Mountains Specialty Underwriting, Inc. (“WMSUI”) had previously borrowed $7 million from Fund III in connection with an incentive program sponsored by the State of Connecticut known as the Connecticut Insurance Reinvestment Act (the “CIR Act”). The CIR Act provides for Connecticut income tax credits to be granted for qualifying investments made by approved fund managers. The loan was repaid in full during 2006. The loan was a qualifying investment which generated tax credits to be shared equally between Fund III, on the one hand, and WMSUI, on the other. As a result of his interest in Fund III, during 2009 Mr. Gillespie generated approximately $0.2 million in such tax credits.

NOTE 15.   Commitments and Contingencies

Sirius Group leases its office space under non-cancellable operating leases that expire on various dates.  The future annual minimum rental payments required under non-cancellable leases for office space are as follows:

Millions	Future Payments
2012	$8.4
2013	7.1
2014	5.1
2015	4.7
2016 and after	8.5
Total	$33.8

Total rental expense for the year ended December 31, 2011, 2010, and 2009 was $8.8 million, $8.7 million, and $12.3 million, respectively. Sirius Group also has various other lease obligations, which are not material in the aggregate.

Sirius International Group, Ltd.

(formerly White Mountains Re Group, Ltd.)

Notes to the Consolidated Financial Statements

Sirius International is a shareholder in LUC Holdings (“LUC”), a real estate company that leases and sub-leases rental properties in London. Shareholders of LUC are joint and several guarantors of the obligations of LUC. Estimated future fundings of LUC by Sirius International are as follows:

December 31,
Millions	2011
Due in one year or less	$0.6
Due in two to three years	1.2
Due in four to five years	1.2
Due after five years	0.9
Total	$3.9

Legal Contingencies

Sirius Group and the reinsurance industry in general, are routinely subject to claims related litigation and arbitration in the normal course of business, as well as litigation and arbitration that do not arise from, or are directly related to, claims activity. Sirius Group’s estimates of the costs of settling matters routinely encountered in claims activity are reflected in the reserves for unpaid loss and LAE.  See Note 3.

Sirius Group is not a party to any material non-claims litigation or arbitration. Sirius Group considers the requirements of ASC 450 when evaluating its exposure to non-claims related litigation and arbitration.  ASC 450 requires that accruals be established for litigation and arbitration if it is probable that a loss has been incurred and it can be reasonably estimated.  ASC 450 also requires that litigation and arbitration be disclosed if it is probable that a loss has been incurred or it there is a reasonable possibility that a loss may have been incurred.

Although the ultimate outcome of claims and non-claims related litigation and arbitration, and the amount or range of potential loss at any particular time, is often inherently uncertain, management does not believe that the ultimate outcome of such claims and non-claims related litigation and arbitration will have a material adverse effect on Sirius Group’s financial condition, results of operations or cash flows.

NOTE 16.   Subsequent Events

On January 24, 2012, Sirius Group acquired OneBeacon Holdings (Luxembourg) S.à r.l. (“Holdings”), which had GAAP stockholders equity of $10.6 million from OneBeacon (the “Acquisition”) for $24.2 million. Prior to the Acquisition, Holdings had built up substantial deferred tax assets due to NOLs.  There were full valuation allowances on these deferred tax assets in periods prior to the acquisition, because Holdings did not expect future taxable income to utilize them.  Due to the contribution of certain internal debt instruments, Sirius Group will record a $77.2 million tax benefit as a result of the release of the valuation allowances at Holdings in the first quarter of 2012. The valuation allowance to be released at Holdings is equal to the expected future tax benefit that the consolidated group expects to realize from interest expense on the notes generated.  The notes have staggered maturity dates with the longest dated note being 30 years.  The remaining deferred tax asset for the unutilized NOLs at Holdings still carries a full valuation allowance as no additional taxable income is expected.